      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2000

                                                      REGISTRATION NO. 333-34340
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                                    CEPHEID
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          3826                          77-0441625
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                              1190 BORREGAS AVENUE
                        SUNNYVALE, CALIFORNIA 94089-1302
                                 (408) 541-4191

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ----------------------------

                                THOMAS GUTSHALL
                            CHIEF EXECUTIVE OFFICER
                                    CEPHEID
                              1190 BORREGAS AVENUE
                        SUNNYVALE, CALIFORNIA 94089-1302
                                 (408) 541-4191

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ----------------------------

                                   Copies to:

               August J. Moretti                               Frederick W. Kanner
      Heller Ehrman White & McAuliffe LLP                        Robert M. Smith
         2500 Sand Hill Road, Suite 100                        Dewey Ballantine LLP
       Menlo Park, California 94025-7063                   1301 Avenue of the Americas
           Telephone: (650) 234-4229                      New York, New York 10019-6092
           Facsimile: (650) 234-4299                        Telephone: (212) 259-8000
                                                            Facsimile: (212) 259-6333

                          ----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                          ----------------------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]
  If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.   [ ]
  If the form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                          ----------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS            Subject to completion             June 8, 2000

--------------------------------------------------------------------------------

5,000,000 Shares

CEPHEID LOGO

Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering price to be between $10.00 and $12.00 per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "CPHD."

BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to Cepheid                         $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to 750,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$          , and the total proceeds, before expenses, to Cepheid will be
$          .


The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about June   , 2000.


UBS WARBURG LLC
                             PRUDENTIAL VECTOR HEALTHCARE
                              A UNIT  OF  PRUDENTIAL  SECURITIES

                                                    INVEMED ASSOCIATES

--------------------------------------------------------------------------------


Through and including July   , 2000 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


TABLE OF CONTENTS

--------------------------------------------------------------------------------

Prospectus summary....................    3
The offering..........................    6
Summary consolidated financial data...    7
Risk factors..........................    8
Forward-looking information...........   16
Use of proceeds.......................   17
Dividend policy.......................   17
Capitalization........................   18
Dilution..............................   19
Selected consolidated financial
  data................................   20
Management's discussion and analysis
  of financial condition and results
  of operations.......................   22
Business..............................   28
Management............................   47
Related party transactions............   54
Principal shareholders................   56
Description of capital stock..........   59
Shares eligible for future sale.......   62
Underwriting..........................   64
Legal matters.........................   67
Experts...............................   67
Where you can find more information...   68
Index to consolidated financial
  statements..........................  F-1


Cepheid(TM), Smart Cycler(R), I-CORE(TM) and GeneXpert(TM) are trademarks of Cepheid. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

--------------------------------------------------------------------------------

Inside cover p.1

Illustration:       This illustration, on the right side of the page, depicts
                    Cepheid's integrated sample preparation, amplification and detection technology. The illustration shows the elements of a disposable sample preparation cartridge linking with the elements of an I-CORE module to perform amplification and detection. The illustration is accompanied by text, referencing on the appropriate section of the illustration.

Headline:           Automating Gene-Based Testing

Caption: Integrated, Automated, Miniaturized Microfluidic Platforms for Analyzing Complex Biological Samples, Including Sample Preparation, Amplification and Detection.

Sub-header:         Sample Preparation
                    In development

Caption: Our microfluidic cartridges, easily held in the palm of your hand, replace several skilled technicians in a laboratory, performing all processing steps in a matter of minutes.

Captions:

                    A raw specimen containing the DNA of interest is added to the disposable cartridge.

Fluid Chambers:     Flow-through fluid control measures and mixes the specimen and reagents.

Lysing Module:      Cells and organisms are rapidly lysed to release their DNA.

Microfluidic
Chip: Micromachined chips capture, purify, and concentrate DNA molecules.

Reaction tube:      Purified DNA molecules are mixed with amplification and
                    detection chemicals...and delivered into our patented reaction tube, optimized for amplification and detection.

Sub-header:         Amplification and Detection
                    Commercially available

Caption: Our I-CORE (Integrated Cooling/Heating Optics Reaction) module is a miniaturized, temperature-controlled fluorimeter for performing and continuously monitoring biochemical reactions.

Captions:

Heater:             Rapid, precise temperature control speeds time to result.

Optic blocks:       Powerful optical analysis, detecting, monitoring and
                    qualifying up to four different DNA targets simultaneously.

Base of illustration:    I-CORE: Every I-CORE module in a larger system
                      can be operated independently, providing a level of flexibility not possible with any other bioanalysis system.

Fold-Out p. 2-3

Title:                Cepheid's Integrated Technology Platforms and Products

Fold-Out p. 2

Inside Front Cover

The series of five images in the center of the page shows actual elements of the Smart Cycler family of products. The first image shows a computer rendering of a reaction tube. The second image is a photograph of an actual I-CORE module with a reaction tube held above the module. The third and fourth photographs show the Smart Cycler System, one that shows the internal 16 I-CORE modules contained in the system, and another with a reaction tube held above a fully functional Smart Cycler system. The fifth photograph represents a portable Notebook Smart Cycler system.

Headline:             The Smart Cycler(R) family

Caption: The Smart Cycler(R) family of systems enables rapid amplification and real time detection of DNA targets in both a laboratory and portable, field environment.

Sub-header:           I-CORE(TM) tube and module;
                      Commercially available

Text: The patented I-CORE consumable reaction tube enables efficient reaction and fast detection.

Artwork:              Computer image of reaction tube.

Text: The I-Core module -- a single-site DNA assay reaction and detection system. The building block for Cepheid's broad range of DNA testing systems -- lab-based and portable.

Artwork:              Picture of hand holding reaction tube above I-CORE module.

Sub-header:           The 16-site Smart Cycler
                      Commercially available

Text: Cepheid's first product, the Smart Cycler System, which contains 16 I-CORE modules.

Artwork: Picture of hand holding I-CORE module above Smart Cycler system.

Artwork: Picture of hand holding reaction tube above Smart Cycler system.

Sub-header:         Notebook Smart Cycler
                    In development

Text: This portable DNA testing system contains two I-CORE modules integrated with a notebook computer.

Artwork:            Picture of hand placing tube into a notebook Smart Cycler.

Fold-Out p.3

The series of four images in the center of the page shows elements of the GeneXpert family of products. The first image shows a photograph of an industrial designed sample preparation cartridge. The second and third images represent scanning electron micrographs of a microfluidic chip, one at 3 mm in size, and a magnified view at 50 um. The fourth image is a computer rendering of a GeneXpert prototype that is designed to accommodate four sample preparation cartridges.

Headline:           The GeneXpert(TM) family

Caption: The GeneXpert(TM) family of systems will fully integrate cartridge-based sample preparation with rapid amplification and detection -- one step rapid DNA detection and analysis.

Sub-header:         Sample preparation cartridge
                    In development

Text: All the steps necessary to perform a complex DNA analysis -- out of the lab and into your hand. A consumable cartridge, designed for use with I-CORE based systems for complete, seamless automation.

Artwork:            Photograph of hand holding sample preparation cartridge.

Sub-header:         Microfluidic chip
                    In development

Text: Micromachined silicon chips operate in a "flow-through" mode, enabling capture and concentration of DNA in a sample preparation cartridge.

Artwork: Scanning electron micrographs showing silicon chip at 3 mm view.

Artwork: Scanning electron micrographs showing silicon chip at 50 um view.

Sub-header:         GeneXpert(TM) prototype
                    In development

Text: Industrial design for the GeneXpert system based on a prototype. From raw specimen to result, automatically, in less than 1 hour.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock that we discuss under "Risk factors." Our principal executive offices are located at 1190 Borregas Avenue, Sunnyvale, California 94089. Our telephone number is (408) 541-4191. Our web site is http://www.cepheid.com. We do not intend the information found on our website to be a part of this prospectus.

OUR BUSINESS

We develop, manufacture and market microfluidic systems that integrate, automate and accelerate biological testing. Our systems are miniaturized instruments that analyze complex biological samples in a disposable cartridge by combining molecular biology with microfluidic technology that processes small quantities of liquid, typically using components fabricated with computer chip technology. These systems rapidly perform all of the steps required to analyze complex biological samples. We are initially focused on the detection and analysis of nucleic acids, such as DNA, in samples such as blood, urine, cell cultures, food and industrial water. The three key processing steps in nucleic acid testing are:

+ SAMPLE PREPARATION -- procedures that must be performed to isolate the target cells and to separate and purify their nucleic acids;

+  AMPLIFICATION -- a chemical process to make large quantities of DNA; and

+ DETECTION -- the method of determining the presence or absence of the target DNA, typically through the use of fluorescent dyes.

Our systems can perform a broad range of functions that include automated purification of DNA, screening for disease-causing agents, rapid detection of food and water contaminants and genetic profiling. Our systems are designed for a wide variety of laboratory and field settings, enabling users to perform tests where and when they are needed.


We commenced commercial sales of our first product, the Smart Cycler, during May 2000. We have not, to date, recorded significant revenues from product sales. The Smart Cycler is a fast, versatile DNA amplification and detection system initially directed to the life sciences research market. Our GeneXpert system, currently in development, is designed to integrate automated sample preparation with our Smart Cycler amplification and detection technology in a disposable cartridge format. Based upon our own comparisons and those of our collaborators, we believe this fully integrated system will allow us to perform analysis of biological samples faster and more efficiently than products currently available. We are collaborating with strategic partners to co-develop assays, or biological tests, and to provide marketing and sales support across a broad range of markets.


OUR MARKET OPPORTUNITY

The life sciences research, clinical diagnostics, industrial testing and pharmacogenomics markets use assays extensively to detect and quantify nucleic acids or proteins in biological samples. With the recent advances in the field of gene sciences, or genomics, and the resulting availability of vast DNA sequence libraries that catalogue the structure of various sequences of DNA, there has been a marked shift towards biological tests that detect the presence of DNA sequences unique to a gene in a sample. Such gene-based testing offers a level of sensitivity and specificity unmatched by other technologies and is the fastest growing segment in these markets. We believe that DNA assays will only achieve their full

--------------------------------------------------------------------------------
market potential upon the development of advanced instruments and integrated processes that address the following issues:

+ LONG TIME TO RESULT -- Currently, sample preparation, amplification and detection can require several hours or even days, especially when cell culturing is needed;

+ EXPENSIVE, LARGE AND INFLEXIBLE EQUIPMENT -- Most currently available equipment is expensive, large and inflexible and is typically configured to accommodate only one assay protocol at a time;

+ SKILLED TECHNICIANS, LABORATORY REQUIRED -- The majority of currently available equipment and methods require skilled scientists and technicians and a laboratory setting;

+ SAMPLE VOLUME CONSTRAINTS -- Existing microfluidic technologies accept and process only very small sample volumes and therefore cannot assure that the target molecule, if present in the sample, will be captured; and

+ LACK OF INTEGRATION -- Currently available amplification and detection systems do not integrate automated sample preparation.

THE CEPHEID SOLUTION

We have developed integrated microfluidic instruments designed to incorporate our automated sample preparation, amplification and detection technologies. Our systems will allow practitioners in the life sciences research, clinical diagnostics, industrial testing and pharmacogenomics markets to make use of the vast new libraries of nucleic acid sequences now being generated by genomics researchers. We believe our technologies provide the following advantages:

+ RAPID RESULTS -- Our proprietary I-CORE technology, incorporated into our Smart Cycler and GeneXpert systems, generally achieves the heating and cooling, or thermal cycling, required for DNA amplification and detection in under 25 minutes. Our GeneXpert system has accomplished sample preparation in as little as five minutes;

+ INEXPENSIVE, MODULAR, FLEXIBLE -- Our systems are flexible platforms that are designed to run several different types of assays simultaneously. Our systems are modular, enabling us to build products to meet the varying needs of our target markets;

+ EASY TO OPERATE, PORTABLE -- The automation designed into our products will permit operation by less skilled personnel and enable testing at the point of use, outside of a laboratory setting;

+ WIDE RANGE OF SAMPLE VOLUMES -- In applications where the concentration of the target molecule or organism is low, larger sample volumes must be tested to find the target. Our GeneXpert system is designed to handle, in a disposable cartridge, higher sample volumes than any other product currently available; and

+ INTEGRATION OF KEY STEPS -- Our GeneXpert system is designed to integrate sample preparation, amplification and detection into one system.

THE CEPHEID STRATEGY

Our objective is to become the leading provider of microfluidic systems that integrate, automate and accelerate biological testing. Key elements of our strategy include:

+ APPLY CORE TECHNOLOGIES BROADLY -- We intend to integrate our proprietary I-CORE and automated sample preparation technologies to provide rapid biological analysis platforms with applicability across a number of markets. Our unique capabilities for rapid sample preparation through the use of microfluidics will streamline this otherwise labor-intensive process;

+ INTRODUCE PRODUCTS IN STAGES -- We intend to establish an initial market position in the life sciences research market by providing a fast, flexible thermal cycler, our Smart Cycler. Our next product, the GeneXpert system, will integrate and automate sample preparation with amplification and detection;

--------------------------------------------------------------------------------
 4

+ FOCUS INITIALLY ON NUCLEIC ACID ANALYSIS -- We are initially focusing on the development and application of our platform technologies to the field of rapid nucleic acid analysis. We will adapt our sample preparation and amplification technologies to increase the number of samples that can be processed, referred to as throughput, as well as lower costs and provide greater sensitivity;

+ COLLABORATE WITH PARTNERS -- We intend to market our systems to each of our targeted market segments principally through partners to provide marketing, sales, service and distribution. We have entered into a distribution agreement with Fisher Scientific for the life sciences research market and in May 2000 commenced sales of the Smart Cycler system in this market. Upon receipt of necessary regulatory and other approvals, we intend to enter into the clinical diagnostics market, initially through collaborative arrangements with Innogenetics and Infectio Diagnostic. Our research also indicated that significant opportunities exist in the industrial testing and pharmacogenomics markets, and we have commenced discussions with potential collaborative partners to penetrate these markets. We will utilize our partners to develop chemistries for assays; and

+ GENERATE RECURRING REVENUE FROM DISPOSABLE PRODUCTS -- We expect to generate recurring revenue from the manufacture and sale of our single use reaction tubes and integrated sample preparation cartridges.

--------------------------------------------------------------------------------

The offering

The following information assumes that the underwriters do not exercise the over-allotment option granted to them to purchase additional shares in the offering.

Common stock we are offering........     5,000,000 shares

Common stock to be outstanding after
the offering........................     25,515,430 shares

Proposed Nasdaq National Market
symbol..............................     CPHD

Use of proceeds.....................     To fund our research and development
                                         activities, expand manufacturing and
                                         customer service for existing products,
                                         continue development and manufacturing
                                         of additional products, for other
                                         working capital and general corporate
                                         purposes, for capital expenditures,
                                         including expansion of our facilities
                                         and to support possible acquisitions
                                         and strategic investments. See "Use of
                                         proceeds."

Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our preferred stock convert into 13,326,636 shares of our common stock upon the closing of this offering.

The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of March 31, 2000, excluding:

+ 540,276 shares issuable upon the exercise of options at a weighted average exercise price of $2.39 per share;

+ 320,397 shares issuable upon the exercise of warrants at a weighted average exercise price of $2.49 per share;

+ 892,930 additional shares available for future grant under our 1997 Stock Option Plan;

+ 200,000 additional shares available for future grant under our 2000 Non-Employee Directors' Stock Option Plan; and

+ 200,000 additional shares available for future purchase under our 2000 Employee Stock Purchase Plan.

In addition, we have agreed to issue an additional 750,000 shares if the underwriters exercise their over-allotment option in full, which we describe in "Underwriting." If the underwriters exercise this option in full, 26,265,430 shares of our common stock will be outstanding after this offering.

--------------------------------------------------------------------------------
 6

Summary consolidated financial data

The as adjusted consolidated balance sheet reflects the receipt of the net proceeds from the sale of 5,000,000 shares of our common stock in this offering at an assumed price to the public of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses. The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance. The statement of operations for the year ended December 31, 1997 included approximately $95,000 of expenses incurred from our inception (March 4, 1996) through December 31, 1996 related to fund raising activities. Although we were formed in March 1996, we did not receive our initial financing until March 1997.

                                     PERIOD FROM                          PERIOD FROM
                                      INCEPTION                            INCEPTION
                                      (MARCH 4,                            (MARCH 4,
                                    1996) THROUGH       YEAR ENDED       1996) THROUGH    THREE MONTHS ENDED
                                     DECEMBER 31,      DECEMBER 31,       DECEMBER 31,         MARCH 31,
                                         1997         1998      1999          1999          1999       2000
      CONSOLIDATED STATEMENT
        OF OPERATIONS DATA                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------------------------------------
Total revenues....................         $ 1,445   $ 3,577   $ 3,595          $ 8,617   $    615   $    916
Operating costs and expenses:
  Cost of product sales...........              --        --        97               97         --        131
  Research and development........           2,220     5,990    10,262           18,472      2,282      3,467
  Selling, general and
    administrative................             583     1,178     1,297            3,058        289        730
                                           -------   -------   -------         --------   --------   --------
      Total costs and operating
         expenses.................           2,803     7,168    11,656           21,627      2,571      4,328
Loss from operations..............          (1,358)   (3,591)   (8,061)         (13,010)    (1,956)    (3,412)
Interest income...................              88       325       250              663        104        202
Interest and other expense........              (4)      (45)     (108)            (157)       (19)       (43)
                                           -------   -------   -------         --------   --------   --------
Net loss..........................          (1,274)   (3,311)   (7,919)         (12,504)    (1,871)    (3,253)
Deemed dividend to preferred
  shareholders....................              --        --        --               --         --     19,114
                                           -------   -------   -------         --------   --------   --------
Net loss allocable to common
  shareholders....................         $(1,274)  $(3,311)  $(7,919)        $(12,504)  $ (1,871)  $(22,367)
                                           -------   -------   -------         --------   --------   --------
                                           -------   -------   -------         --------   --------   --------
Basic and diluted net loss per
  common share....................         $ (7.61)  $ (1.37)  $ (1.90)                   $  (0.55)  $  (4.42)
                                           -------   -------   -------                    --------   --------
                                           -------   -------   -------                    --------   --------
Shares used in computing basic and
  diluted net loss per common
  share...........................             167     2,414     4,164                       3,415      5,065
Pro forma basic and diluted net
  loss per common share...........                             $ (0.71)                              $  (1.22)
                                                               -------                               --------
                                                               -------                               --------
Shares used in computing pro forma
  basic and diluted net loss per
  common share....................                              11,111                                 18,391

                                                               AS OF MARCH 31, 2000
                                                               ACTUAL    AS ADJUSTED
              CONSOLIDATED BALANCE SHEET DATA                     (IN THOUSANDS)
------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $ 18,420    $ 68,270
Working capital.............................................    17,264      67,114
Total assets................................................    22,087      71,937
Long-term portion of debt and capital lease obligations.....     1,071       1,071
Deficit accumulated during the development stage............   (15,757)    (15,757)
Total shareholders' equity..................................    18,546      68,396

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE ARE HEAVILY DEPENDENT ON THE EFFORTS OF FISHER SCIENTIFIC FOR THE MARKETING AND SALE OF OUR FIRST PRODUCT. IF OUR PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, WE WILL NOT ACHIEVE PROFITABILITY.

Our technologies are still in the early stages of development. We commenced commercial sale of our first product, the Smart Cycler system, for the life sciences research market in the first half of 2000. Fisher Scientific is the co-exclusive distributor of our Smart Cycler system for the life sciences research market. We will be substantially dependent on Fisher Scientific for the marketing and sales of the Smart Cycler system and we will have little ability to influence its efforts. If our Smart Cycler system is not successful, this could have a negative impact on our ability to sell future systems. If our systems do not gain market acceptance, we will be unable to generate significant sales, which will prevent us from achieving profitability. Market acceptance will depend on many factors, including:

+ our ability and the ability of our collaborators to convince our potential customers of the advantages and economic value of our systems over well-established technologies and products;

+  our ability and the ability of our collaborators to sell our systems; and

+  the success of our competitors' efforts to market and sell their products.

Our systems have been in operation for a limited period of time. As a result we have not fully established their accuracy, reliability or ease of operation in commercial use. If our Smart Cycler systems are not accepted in the marketplace, this could have a negative effect on our ability to sell subsequent systems.

WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

We have experienced significant operating losses each year since our inception and expect to incur substantial additional operating losses at least through 2002, primarily as a result of expected increases in expenses for manufacturing capabilities, research and product development costs and selling, general and administrative costs. We may never achieve profitability. For example, we experienced net losses of approximately $1.3 million in the period from inception (March 4, 1996) to December 31, 1997, $3.3 million in 1998, $7.9 million in 1999 and $3.3 million for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $15.8 million. Our losses have resulted principally from costs incurred in research and development and from selling, general and administrative costs associated with our operations.

WE DEPEND ON COLLABORATIONS WITH OTHER COMPANIES TO COMMERCIALIZE OUR PRODUCTS. IF OUR COLLABORATORS ARE UNSUCCESSFUL OR IF WE ARE NOT ABLE TO FIND PROSPECTIVE COLLABORATORS, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS.

We have entered into non-exclusive collaborations with Innogenetics and Infectio Diagnostics whereby our partners will provide funding to support the development and engineering efforts required to adapt

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 8

RISK FACTORS
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our systems to meet their specific market needs. Through these collaborations, we also intend to rely upon our partners to provide the marketing, sales, service and distribution functions. We only intend to develop a limited internal capability for these functions. These contracts expire after a fixed period of time. If they are not renewed or if we do not enter into new collaboration agreements, our revenues will be reduced and our products may not be commercialized. Our collaborators have the responsibility, where required, to apply for the regulatory approval of any products to the US Food and Drug Administration, or FDA, and corresponding regulatory agencies in other countries. In addition, our collaborators may require a license for the chemistries used in our products. Although we believe our collaborators have an economic motivation to succeed in performing their contractual responsibilities, we have limited or no control over the resources that any collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not devote sufficient resources to the marketing, sale, service or distribution of these products. If any of these events occur, we may not be able to commercialize our products.

WE WILL REQUIRE A LICENSE FOR THERMAL CYCLING IN THE FIELD OF CLINICAL DIAGNOSTICS AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO OBTAIN SUCH LICENSE.


We have licensed patents from PE Biosystems for thermal cycling limited to the fields of life sciences research, industrial testing, aspects of identity testing and forensics. This license will terminate upon expiration of the last to expire of the licensed patents. However, we will require an additional license from PE Biosystems for thermal cycling in the clinical diagnostics field. Although there are non-thermal cycling applications for our products in the clinical diagnostics field, we believe that the thermal cycling applications in this field are very important to our business and growth prospects. We may not be able to obtain this additional license on reasonable terms, or at all. PE Biosystems competes with us in the sale of thermal cycling equipment. If we are unable to obtain this additional license, we may be unable to sell our products for thermal cycling in the field of clinical diagnostics. This would reduce the market for our products and reduce our future revenues.



MANY COMPETITORS AND POTENTIAL COMPETITORS MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE OUR PRODUCTS OBSOLETE.


We expect to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that these competitors will include:

+  companies developing and marketing life sciences research products;

+  health care companies that manufacture laboratory-based tests and analyzers;

+  diagnostic and pharmaceutical companies; and

+  companies developing drug discovery technologies.

If we succeed in developing products in these areas, we will face competition from both established and development-stage companies that continually enter these markets.

In many instances, our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organization than we have. Moreover, these competitors may offer broader product lines and tactical discounts, and have greater name recognition.

In addition, several companies are currently making or developing products that may or will compete with our products. Our competitors may succeed in developing, obtaining FDA approval for or

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                                                                               9

RISK FACTORS
--------------------------------------------------------------------------------

marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and potential products obsolete. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

WE EXPECT THAT OUR OPERATING RESULTS WILL FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR STOCK PRICE.

We expect that our quarterly operating results will fluctuate in the future as a result of many factors, some of which are outside of our control. We expect our gross profit to fluctuate depending upon the timing of introduction and acceptance of our products. In addition, our operating results may be effected by the inability of some of our customers to consummate anticipated purchases of our products, whether due to changes in internal priorities or, in the case of governmental customers, problems with the appropriations process. It is possible that in some future quarter or quarters our operating results will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance.

If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, our earnings will decline because many of our expenses are relatively fixed. In particular, research and development and selling, general and administrative expenses are not significantly affected by variations in revenue.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY REQUIRE COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD ALSO CAUSE US TO PAY SUBSTANTIAL DAMAGES AND LIMIT OUR ABILITY TO SELL SOME OR ALL OF OUR PRODUCTS.

Our market success depends in part on us neither infringing valid, enforceable patents or proprietary rights of third parties, nor breaching any licenses that may relate to our technologies and products. We are aware of third-party patents that may relate to our technology. It is possible that we may unintentionally infringe upon these patents or proprietary rights of third parties.

In response, third parties may assert infringement or other intellectual property claims against us. We may consequently be subjected to substantial damages for past infringement if it is ultimately determined that our products infringe a third party's proprietary rights. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline.

WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME, IF NOT ALL, OF OUR INTELLECTUAL PROPERTY RIGHTS, AND THEREBY IMPAIR OUR ABILITY TO COMPETE IN THE MARKET.

We rely on patents to protect a large part of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take

--------------------------------------------------------------------------------
 10

RISK FACTORS
--------------------------------------------------------------------------------

significant time and divert management's attention from other business concerns. They would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these suits or that the damages or other remedies awarded, if any, will be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause our stock to decline.

THE RIGHTS WE RELY UPON TO PROTECT THE INTELLECTUAL PROPERTY UNDERLYING OUR PRODUCTS MAY NOT BE ADEQUATE, WHICH COULD ENABLE THIRD PARTIES TO USE THE TECHNOLOGY AND WOULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection on our inventions, technologies and discoveries, including intellectual property that we license. Our pending patent applications may lack priority over others' applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position via our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If inadequately protected, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property. We may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies.

THE REGULATORY APPROVAL PROCESS IS EXPENSIVE, TIME CONSUMING, UNCERTAIN AND MAY PREVENT US FROM OBTAINING REQUIRED APPROVALS FOR THE COMMERCIALIZATION OF SOME OF OUR PRODUCTS.

Some of our products, depending upon their intended use, will be subject to approval or clearance by the FDA or foreign governmental entities prior to their marketing for commercial use. Products used for clinical diagnostic purposes will require such approval. To date, we have not sought approval from the FDA or any foreign governmental body for the commercial sale of any of our products. The process of obtaining necessary FDA or foreign clearance or approvals can be lengthy, expensive and uncertain. We expect our collaborators generally to direct the regulatory approval process for many of our products. There are no assurances that they will timely and diligently pursue such process, or that they or we can obtain any required clearance or approval. Any such failure, or any material delay in obtaining the clearance or approval, could harm our business, financial condition and results of operations.

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                                                                              11

RISK FACTORS
--------------------------------------------------------------------------------

In addition, our failure or the failure of our collaborators to comply with regulatory requirements applicable to our products could result in significant sanctions, including:

+  injunctions;

+  recall or seizure of products;

+  withdrawal of marketing clearances or approvals; and

+  fines, civil penalties and criminal prosecutions.

RESTRICTIONS ON REIMBURSEMENT FROM THIRD PARTY PAYORS OF THE COST TO PATIENTS OF OUR PRODUCTS MAY LIMIT OUR ABILITY TO SELL PRODUCTS IN SOME MARKETS.

Our ability to sell our products in the clinical diagnostics market will depend in part on the extent to which reimbursement for our products and related treatments will be available from:

+  government health administration authorities;

+  private health coverage insurers;

+  managed care organizations; and

+  other organizations.

If appropriate reimbursement cannot be obtained, it could prevent us from successfully commercializing some of our potential products.

There are efforts by governmental and third-party payors to contain or reduce the costs of health care through various means. Additionally, third-party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third-party coverage will be available.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD IMPAIR OUR ABILITY TO COMPETE.

We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these persons could seriously harm our product development and commercialization efforts. In addition, we will require additional skilled personnel in areas such as manufacturing, quality control, project management, microbiology, software engineering, mechanical engineering and electrical engineering. Our business is located in Silicon Valley, California, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate is high. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING OUR SYSTEMS AND MAY ENCOUNTER MANUFACTURING PROBLEMS OR DELAYS THAT COULD RESULT IN LOST REVENUE.

We intend initially to manufacture our own systems. We currently have limited manufacturing capacity for our systems. If we fail to manufacture and deliver products in a timely manner, our relationships with our customers could be seriously harmed, and revenue would decline. We have only recently begun to manufacture our Smart Cycler systems and are continuing to develop our quality control procedures. We cannot assure you that manufacturing or quality control problems will not arise as we

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 12

RISK FACTORS
--------------------------------------------------------------------------------

attempt to scale-up our production of Smart Cycler systems or that we can scale-up manufacture and quality control in a timely manner or at commercially reasonable costs. If we are unable to manufacture Smart Cycler systems or our disposable reaction tubes consistently on a timely basis because of these or other factors, our product sales will decline. Our Smart Cycler systems largely require manual assembly. We are currently manufacturing Smart Cycler systems and disposable reaction tubes in-house, in limited volumes. If demand for our products increases significantly, we will either need to expand our in-house manufacturing capabilities or outsource to other manufacturers.

Our manufacturing facilities are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. These facilities are subject to Quality System Regulations, or QSR, requirements of the FDA. If we fail to maintain facilities in accordance with QSR regulations, other international quality standards or other regulatory requirements, then the manufacturing process could be suspended or terminated, which would impair our business.

WE RELY ON SINGLE SOURCE SUPPLIERS FOR SOME OF OUR PRODUCT COMPONENTS THAT COULD IMPAIR OUR MANUFACTURING ABILITY.

We depend on long term delivery contracts with four separate single source suppliers that supply several components used in the manufacture of our Smart Cycler. If we need alternative sources for key component parts for any reason, such component parts may not be immediately available. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of such components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Our inability to obtain a key source supplier for the manufacture of our potential products may force us to curtail or cease operations.

FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUE.

We anticipate that our existing capital resources and the net proceeds from this offering will enable us to maintain currently planned operations through at least the year 2001. However, we premise this expectation on our current operating plan, which may change as a result of many factors, including market acceptance of our Smart Cycler system and future opportunities with collaborators. Consequently, we may need additional funding sooner than anticipated. Our inability to raise capital would seriously harm our business and product development efforts.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our shareholders.

We currently have no credit facility or committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.

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                                                                              13
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RISK FACTORS
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IF A NATURAL DISASTER STRIKES OUR MANUFACTURING FACILITIES WE MAY BE UNABLE TO
MANUFACTURE OUR PRODUCTS FOR A SUBSTANTIAL AMOUNT OF TIME AND WE WOULD
EXPERIENCE LOST REVENUE.

Our manufacturing facilities are located in Sunnyvale, California. The facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Our manufacturing facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance since the manufacturing facilities are located in an earthquake-prone area. In the event our existing manufacturing facilities or equipment is affected by man-made or natural disasters, we may be unable to manufacture products for sale, meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE.

We face an inherent business risk of exposure to product liability claims if our technologies or systems are alleged to have caused harm. We may not be able to obtain insurance for such potential liability on acceptable terms with adequate coverage or may be excluded from coverage under the terms of the policy. We may not be able to maintain insurance on acceptable terms, or at all.

RISKS RELATED TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $8.32 in net tangible book value per share of common stock, based on the initial public offering price of $11.00 per share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without shareholder approval. You will incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution you will incur in this offering.

OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

The trading price of our common stock is likely to be volatile and could be subject to wide price fluctuations in response to various factors, many of which are beyond our control, including:

+ announcements or introduction of technological innovations by us or our competitors;

+  changes in financial estimates by securities analysts;

+  conditions or trends in the biotechnology and pharmaceutical industries;

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 14

RISK FACTORS
--------------------------------------------------------------------------------

+ announcements by us of significant acquisitions, financings or strategic partnerships; and

+  sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

Following this offering our directors, entities affiliated with our directors and our executive officers will beneficially own, in the aggregate approximately 23.5% of our outstanding common stock. These shareholders as a group will be able to influence our management and affairs and, if acting together, will be able to significantly influence most matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. This concentration of ownership may also delay or prevent a change of control of our company at a premium price if these shareholders oppose it. See "Principal shareholders" for details on our stock ownership.

OUR ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE POTENTIAL TAKEOVER ATTEMPTS AND THUS LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY FOR OUR COMMON STOCK IN THE FUTURE.

The provisions of our articles of incorporation that eliminate cumulative voting, create a staggered board of directors and authorize our board of directors to issue preferred stock with rights superior to our common stock could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of our board of directors. Such provisions could also limit the price that investors might be willing to pay for shares of our common stock in the future.

THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.


There will be 25,515,430 shares of common stock outstanding immediately after this offering, or 26,265,430 shares if the representatives of the underwriters exercise their over-allotment option in full. All of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act.


All of our existing shareholders have executed lock-up agreements. Those lock-up agreements restrict all of our existing shareholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. However, UBS Warburg LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements.

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                                                                              15

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of those statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

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 16

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $49.9 million at an assumed initial public offering price of $11.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $57.5 million.

We currently intend to use the net proceeds to fund our research and development activities, expand manufacturing and customer service for existing products and continue development and manufacturing of additional products, for other working capital and general corporate purposes and for capital expenditures. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. Our management may spend the proceeds from this offering in ways which the shareholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

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                                                                              17

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Capitalization

The following table sets forth our capitalization as of March 31, 2000:

+  on an actual basis;

+ on a pro forma basis as of such date to reflect the automatic conversion prior to the closing of this offering of all outstanding shares of preferred stock into 13,326,636 shares of common stock and the filing of amended and restated articles of incorporation to increase the number of common shares authorized; and

+ on a pro forma as adjusted basis to reflect the sale of the common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and to reflect the use of the offering proceeds.

                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                                            (In thousands, except share data)
-----------------------------------------------------------------------------------------------
Equipment financing, less current portion................  $  1,071    $  1,071      $  1,071
                                                           --------    --------      --------
Shareholders' equity:
Preferred stock, no par value, no shares authorized,
  issued or outstanding, actual and pro forma; 5,000,000
  authorized, no shares issued and outstanding, pro forma
  as adjusted............................................        --          --            --
Convertible preferred stock, no par value, 14,000,000
  shares authorized, actual; no shares authorized, pro
  forma and pro forma as adjusted; 13,326,636 shares
  issued and outstanding, actual; no shares issued and
  outstanding, pro forma and pro forma as adjusted.......    32,680          --            --
Common stock, no par value, 30,000,000 shares authorized,
  and actual pro forma; 100,000,000 pro forma as
  adjusted; 7,188,794 shares issued and outstanding,
  actual; 20,515,430 shares issued and outstanding, pro
  forma; 25,515,430 shares issued and outstanding, pro
  forma as adjusted......................................       698      33,378        83,228
Additional paid-in capital...............................     6,318       6,318         6,318
Note receivable from shareholder.........................       (69)        (69)          (69)
Deferred stock-based compensation........................    (5,324)     (5,324)       (5,324)
Deficit accumulated during the development stage.........   (15,757)    (15,757)      (15,757)
                                                           --------    --------      --------
          Total shareholders' equity.....................    18,546      18,546        68,396
                                                           --------    --------      --------
          Total capitalization...........................  $ 19,617    $ 19,617      $ 69,467
                                                           ========    ========      ========

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of March 31, 2000 and excludes:

+ 540,276 shares issuable upon the exercise of options at a weighted average exercise price of $2.39 per share;

+ 320,397 shares issuable upon the exercise of warrants at a weighted average exercise price of $2.49 per share;

+ 892,930 additional shares available for future grant under our 1997 Stock Option Plan;

+ 200,000 additional shares available for future grant under our 2000 Non-Employee Directors' Stock Option Plan; and

+ 200,000 additional shares available for future purchase under our 2000 Employee Stock Purchase Plan.

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

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Dilution

Our historical net tangible book value as of March 31, 2000 was approximately $18.5 million, or $2.58 per share, based on the number of common shares outstanding as of March 31, 2000. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2000.

Our pro forma net tangible book value as of March 31, 2000 was approximately $18.5 million, or $0.90 per share, based on the pro forma number of shares outstanding as of March 31, 2000 of 20,515,430, calculated after giving effect to the automatic conversion of 13,326,636 shares of our preferred stock outstanding as of March 31, 2000 into 13,326,636 shares of our common stock.


Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of 5,000,000 shares in this offering. This represents an immediate increase in pro forma net tangible book value of $1.78 per share to existing shareholders and in immediate dilution in pro forma net tangible book value of $8.32 per share to new investors. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............            $11.00
  Historical net tangible book value per share as of March
     31, 2000...............................................  $ 2.58
  Decrease attributable to conversion of preferred stock....   (1.68)
                                                              ------
  Pro forma net tangible book value per share as of March
     31, 2000...............................................    0.90
  Increase attributable to the offering.....................    1.78
                                                              ------
Net tangible book value per share after the offering........              2.68
                                                                        ------
Dilution per share to new investors.........................            $ 8.32
                                                                        ======


The following table summarizes, on a pro forma basis as of March 31, 2000, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing shareholders and by new investors:


                                      SHARES PURCHASED       TOTAL CONSIDERATION    AVERAGE PRICE
                                   NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
-------------------------------------------------------------------------------------------------
Existing shareholders..........  20,515,430       80%     $33,500,923       38%        $ 1.63
New investors..................   5,000,000       20       55,000,000       62         $11.00
                                 ----------     ----      -----------     ----
     Total.....................  25,515,430      100%     $88,500,923      100%        $ 3.47
                                 ==========     ====      ===========     ====

The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of March 31, 2000 and excludes:

+ 540,276 shares issuable upon the exercise of options at a weighted average exercise price of $2.39 per share;

+ 320,397 shares issuable upon the exercise of warrants at a weighted average exercise price of $2.49 per share;

+ 892,930 additional shares available for future grant under our 1997 Stock Option Plan;

+ 200,000 additional shares available for future grant under our 2000 Non-Employee Directors' Stock Option Plan; and

+ 200,000 additional shares available for future purchase under our 2000 Employee Stock Purchase Plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following tables contain selected consolidated financial data as of and for each of the three fiscal periods ended December 31, 1997, 1998 and 1999 and have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the three month periods ended March 31, 1999 and 2000 and the consolidated balance sheet data as of March 31, 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and include all adjustments consisting only of normal, recurring adjustments, which we consider necessary for a fair presentation of the data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements and Management's discussion and analysis of financial condition and results of operations included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of common stock on the date of their issuance. The statement of operations for the year ended December 31, 1997 included approximately $95,000 of expenses incurred from our inception (March 4, 1996) through December 31, 1996 related to fund raising activities. Although we were formed in March 1996, we did not receive our initial financing until March 1997.

                                 PERIOD FROM                             PERIOD FROM
                                  INCEPTION                               INCEPTION                               PERIOD FROM
                               (MARCH 4, 1996)                         (MARCH 4, 1996)                             INCEPTION
                                   THROUGH           YEAR ENDED            THROUGH           THREE MONTHS       (MARCH 4, 1996)
                                 DECEMBER 31,       DECEMBER 31,         DECEMBER 31,      ENDED MARCH 31,          THROUGH
   CONSOLIDATED STATEMENT            1997          1998      1999            1999          1999       2000       MARCH 31, 2000
     OF OPERATIONS DATA                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------------
Total revenues..............             $ 1,445  $ 3,577   $ 3,595              $ 8,617  $   615   $    916               $9,533
Operating costs and
 expenses:
 Cost of product sales......                  --       --        97                   97       --        131                  228
 Research and development...               2,220    5,990    10,262               18,472    2,282      3,467               21,939
 Selling, general and
   administrative...........                 583    1,178     1,297                3,058      289        730                3,788
                                           -----    -----     -----              -------    -----      -----                -----
Total costs and operating
 expenses...................               2,803    7,168    11,656               21,627    2,571      4,328               25,955
                                           -----    -----     -----              -------    -----      -----                -----
Loss from operations........             (1,358)   (3,591)   (8,061)            (13,010)   (1,956)    (3,412)            (16,422)
Interest income.............                  88      325       250                  663      104        202                  865
Interest expense............                 (4)      (45)     (108)               (157)      (19)       (43)               (200)
                                           -----    -----     -----              -------    -----      -----                -----
Net loss....................             (1,274)   (3,311)   (7,919)            (12,504)   (1,871)    (3,253)            (15,757)
Deemed dividend to preferred
 shareholders...............                  --       --        --                   --       --    (19,114)            (19,114)
                                           -----    -----     -----              -------    -----      -----                -----
Net loss allocable to common
 shareholders...............            $(1,274)  $(3,311)  $(7,919)           $(12,504)  $(1,871)  $(22,367)           $(34,871)
                                           -----    -----     -----              -------    -----      -----              -------
                                           -----    -----     -----              -------    -----      -----              -------
Basic and diluted net loss
 per common share...........            $ (7.61)  $ (1.37)  $ (1.90)                      $ (0.55)  $  (4.42)
                                           -----    -----     -----                         -----      -----
                                           -----    -----     -----                         -----      -----
Shares used in computing
 basic and diluted net loss
 per common share...........                 167    2,414     4,164                         3,415      5,065
Pro forma basic and diluted
 net loss per common
 share......................                                $ (0.71)                                $  (1.22)
                                                              -----                                    -----
                                                              -----                                    -----
Shares used in computing pro
 forma basic and diluted net
 loss per common share......                                 11,111                                   18,391

--------------------------------------------------------------------------------
 20

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                                                AS OF
                                                                 AS OF DECEMBER 31,           MARCH 31,
                                                            1997        1998        1999        2000
                                                                          (In thousands)
CONSOLIDATED BALANCE SHEET DATA
-------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short term investments........  $ 1,120    $  8,676    $  1,493    $  18,420
Restricted cash..........................................      300         300          --           --
Working capital..........................................    1,188       8,347         732       17,264
Total assets.............................................    2,453      11,042       4,886       22,087
Long-term debt, net of current portion...................       88         531       1,205        1,071
Deficit accumulated during development stage.............   (1,274)     (4,586)    (12,504)     (15,757)
Total shareholders' equity...............................    1,909       9,175       1,557       18,546

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors," and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

From inception in March 1996 through March 2000, our operating activities were primarily devoted to research and development of our core technologies, development of our first-generation products such as the Smart Cycler system and the GeneXpert system, recruiting personnel, business development, raising capital and acquiring assets. In the last half of 1999, we recognized revenue from our first product sales when we sold prototype versions of our Smart Cycler system for DNA amplification and detection to two customers. In May 2000, Fisher Scientific, our distributor to the life sciences research market, commenced commercial sales of our Smart Cycler system.

Since inception, we have incurred significant losses and, as of March 31, 2000, we had an accumulated deficit of $15.8 million. We anticipate incurring additional losses, which may increase, through at least 2002 as we increase our commercialization activity. Our losses have resulted from research and development, manufacturing scale-up and selling, general and administrative costs associated with our operations. We expect to incur increasing research and development and manufacturing scale-up costs. We expect that our selling, general and administrative expenses will increase as we commercialize our products and incur the obligations of a public reporting company. In 2000 we expect to incur additional costs resulting from facilities expansion. As a result, we will need to generate significantly higher revenue to achieve profitability.

Our revenue has been derived from grants and government-sponsored research, and research and development contracts with commercial partners. Although we introduced our Smart Cycler system in May 2000 and are developing new products and plan to introduce future products, we cannot assure you that we will be successful in these efforts.

We anticipate that our quarterly results of operations will fluctuate due to several factors, including market evaluation and acceptance of current or new products, the success and timing of signing new customer or collaboration agreements, the timing of commercial availability of new applications for our products and the timing and extent of our research and development efforts.

Deferred stock-based compensation represents the difference between the fair value of our common stock and the exercise price of options on the date of grant. The fair value of our common stock for purposes of this calculation was determined based on our review of the primary business factors underlying the value of our common stock on the date such option grants were made, viewed in light of this offering and the expected initial public offering price per share. During the year ended December 31, 1999, we recorded deferred stock-based compensation totaling $736,000. Additional deferred stock-based compensation totaling $5.4 million was recorded for options granted during the quarter ended March 31, 2000. These amounts are included as a reduction to shareholders' equity and are being amortized over the respective vesting periods of the individual stock options, which vesting is generally four years. We recorded amortization of deferred compensation of $184,000 for the year

--------------------------------------------------------------------------------
 22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

ended December 31, 1999 and $615,000 for the three months ended March 31, 2000. We expect to record amortization expense for deferred compensation with respect to options granted as of March 31, 2000 as follows: $2.6 million during the remainder of 2000, $1.7 million during 2001, $768,000 during 2002, $245,000 during 2003 and $3,000 during 2004. The amount of deferred compensation expense to be recorded in future periods may decrease if unvested options for which deferred compensation has been recorded are subsequently canceled.

We determined compensation for options granted to non-employees in accordance with Statement of Financial Accounting Standards No. 123 and the Emerging Issues Task Force Consensus No. 96-18 as the fair value of the equity instruments issued. We record compensation for options granted to non-employees as the related services are rendered, and the value of the compensation may be periodically remeasured and the expense adjusted accordingly as the underlying options vest. We recorded an aggregate of $30,000 as a research and development expense in the year ended December 31, 1999 and $165,000 for the three months ended March 31, 2000 for non-employee stock-based compensation. The aggregate value of $1.6 million, based on the deemed fair value of our common stock at March 31, 2000, will be recorded as a research and development expense over the period of the related services, which is generally three months to two years. This expense will be based on the fair value of the stock option using the Black-Scholes option valuation model and may be periodically remeasured and the expense adjusted accordingly as the underlying options vest.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

REVENUES
Revenues increased to $916,000 in the three months ended March 31, 2000 from $615,000 in the three months ended March 31, 1999. The components of this increase were a $391,000 increase in grant and government-sponsored research revenue, a $151,000 increase in product sales, and a decrease of $241,000 in research and development revenue from commercial partners.

COST OF PRODUCT SALES
In the three months ended March 31, 2000, we sold initial versions of our Smart Cycler to five collaborators with cost of sales of $131,000. Cost of product sales includes direct material costs, labor and manufacturing overhead, royalty costs from licensed technologies and reserves for excess inventory. There were no product sales in the three months ended March 31, 1999.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $3.5 million in the three months ended March 31, 2000 from $2.3 million in the three months ended March 31, 1999. This $1.2 million increase included $409,000 of non-cash charges related to the amortization of deferred stock-based compensation and $165,000 of non-cash non-employee stock-based compensation. The remaining increase of $611,000 was attributed to a $250,000 increase in salaries and related personnel costs from the addition of software engineering employees as well as a $204,000 increase in outside services engaged to complete the development of the software for our Smart Cycler systems.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $730,000 in the three months ended March 31, 2000 from $289,000 in the three months ended March 31, 1999. This $441,000 increase included $206,000 of non-cash charges related to the amortization of deferred stock-based compensation. The remaining $235,000 increase was due to an $87,000 increase in salaries and related personnel costs incurred in connection with the hiring of technical and administrative staff in the

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

customer support function in anticipation of the launch of our Smart Cycler systems in May 2000, and a $74,000 increase in recruiting fees and temporary employees.

INTEREST INCOME (EXPENSE), NET
Net interest income increased to $159,000 in the three months ended March 31, 2000 from $85,000 in the three months ended March 31, 1999. This increase was due to increases in cash and cash equivalents as a result of our equity financing in the three months ended March 31, 2000.

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES
Revenues were $3.6 million in 1999 and $3.6 million in 1998. In 1999, research and development revenue from commercial partners increased by $480,000 and revenue from product sales increased by $160,000, offset by a $621,000 decrease in grant and government-sponsored research revenue.

COST OF PRODUCT SALES
In 1999 we sold initial versions of our Smart Cycler systems to two collaborators. We recorded cost of sales of $97,000.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $10.3 million in 1999 from $6.0 million in 1998. These expenses include salaries and related costs of research and development personnel as well as the costs of consultants, parts and supplies associated with research and development projects. The increase was attributable to an increase of $2.7 million in salaries and related personnel costs from the addition of employees as well as additional supplies and consulting costs required to develop, assemble, build and test prototypes of Smart Cycler systems and a $1.6 million increase in research and development expenses on other projects.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $1.3 million in 1999 from $1.2 million in 1998. These expenses consisted of an increase of $140,000 in salaries and related costs.

INTEREST INCOME (EXPENSE), NET
Net interest income consists of income from our cash and investments offset by interest expense related to our equipment financing. Net interest income decreased to $142,000 in 1999 from $280,000 in 1998. This decrease resulted from a declining cash and investment balance and increased debt obligations.

INCOME TAXES
As of December 31, 1999, we had federal net operating loss carryforwards of approximately $11.9 million. We also had federal research and development tax credit carryforwards of approximately $300,000. The net operating loss and credit carryforwards will expire at various dates beginning on 2006 through 2019, if not utilized. Utilization of the net operating losses and credits may be substantially limited due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

As of December 31, 1998 and 1999, we had deferred tax assets of approximately $2.1 million and $5.1 million, respectively. The net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by $3.0 million during the year ended December 31, 1999.

--------------------------------------------------------------------------------
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
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Deferred tax assets relate to net operating loss carryforwards, research credit carryforwards and capitalized research and development costs.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES
Revenues increased to $3.6 million in 1998 from $1.4 million in 1997. Of this increase, $1.5 million was due to increased grant and government-sponsored research revenue, and $662,000 was due to increased research and development revenue from commercial partners, primarily pursuant to the Development and Supply Agreement with Innogenetics, which we entered into in November 1998.

RESEARCH AND DEVELOPMENT EXPENSES
Our research and development expenses increased to $6.0 million in 1998 from $2.2 million in 1997. Of this increase, $1.6 million was related to compensation for additional scientific personnel and related costs, and $1.4 million was related to increased supplies and consulting costs due to increased activities in government, commercial and internal projects.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased to $1.2 million in 1998 from $583,000 in 1997. The increase was due to a $425,000 increase related to the hiring of additional personnel to support our growing business activities and a $170,000 increase in other expenses.

INTEREST INCOME (EXPENSE), NET
Net interest income increased to $280,000 in 1998 from $84,000 in 1997. This increase was due to increases in cash and investment balances as a result of our equity financing in April 1998.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations from inception through private sales of preferred stock, contract payments to us under government and commercial research and development agreements and equipment financing arrangements. Through March 31, 2000, we received net proceeds of $33.2 million from issuances of common and preferred stock and $8.8 million from commercial research and development agreements and government grants and contracts. In addition, through March 31, 2000 we had financed equipment purchases and leasehold improvements totaling approximately $2.1 million. As of March 31, 2000, we had $1.6 million in equipment financing obligations. These obligations are secured by the equipment financed, bear interest at a weighted-average fixed rate of 12.48% and are due in monthly installments through June 2003. Under the terms of the equipment financing agreement a balloon payment is due at the end of each loan term. This equipment financing facility has expired.


As of March 31, 2000, we had $18.4 million in cash and cash equivalents, as compared to $1.5 million as of December 31, 1999. We used $7.1 million for operations in the year ended December 31, 1999 and $2.2 million for the three months ended March 31, 2000. In 1999, this consisted of the net loss for the period of $7.9 million offset in part by non-cash charges of $214,000 related to stock-based compensation of $498,000, amortization and depreciation expense and working capital changes of $104,000. For the three months ended March 31, 2000, this amount consisted of $3.3 million in net loss for the period, offset in part by $780,000 related to stock-based compensation, amortization and depreciation of $172,000 and working capital changes of $142,000. In 1999, cash provided by investing activities was $421,000, which consisted of $1.6 million of proceeds from the maturities of marketable securities, $300,000 related to the expiration of a standby letter of credit, offset by $1.5 million of capital expenditures. We used $254,000 in investing activities for the three


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

months ended March 31, 2000, which consisted of capital expenditures. We received $1.1 million from financing activities for the year ended December 31, 1999 and $19.3 million for the three months ended March 31, 2000. In 1999, this amount was attributed to proceeds from equipment financing of $1.3 million, offset by repayment of our equipment financing arrangement of $270,000. In the three months ended March 31, 2000, the amount was related to our receipt of $19.5 million from the issuance of preferred and common stock, offset by repayment of our equipment financing arrangement of $118,000.

We expect to have negative cash flow from operations through at least 2002. We expect to incur increasing research and development expenses, as well as expenses for additional personnel for production and commercialization efforts. Our future capital requirements depend on a number of factors, including market acceptance of our products, the resources we devote to developing and supporting our products, continued progress of our research and development of potential products, the need to acquire licenses to new technology and the availability of other financing. We believe that our current cash balances, together with the net proceeds of this offering and revenue to be derived from product sales and research and development collaborations will be sufficient to fund our operations at least through the year 2001. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. There can be no assurance that additional debt or equity financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to technologies or products that we might otherwise seek to develop or commercialize.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and for Hedging Activities, or SFAS 133, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 and is not anticipated to have an impact on our results of operations or financial condition when adopted, as we hold no derivative financial instruments and do not currently engage in hedging activities.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP 98-1. SOP 98-1 requires that entities capitalize costs related to internal use software once certain criteria have been met. We adopted the provisions of SOP 98-1 on January 1, 1999. Through December 31, 1999, we have capitalized approximately $350,000 relating to the purchase and installation of enterprise resource planning, accounting, cadcam and documentation systems for internal use. The assets are depreciated using the straight-line method over a useful life of five years.


In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB
101. SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no impact on our historical revenue recognition policy.


--------------------------------------------------------------------------------
 26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of investment-grade securities, including commercial paper, money market funds and government and non-government debt securities. At December 31, 1999 and March 31, 2000 we held no investments in marketable securities.

We have operated primarily in the United States and all sales to date have been made in US dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations.

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW

Cepheid develops, manufactures and markets microfluidic systems that integrate, automate and accelerate biological testing. Our systems are miniaturized instruments that analyze complex biological samples in a disposable cartridge by combining molecular biology with microfluidic technology that processes small quantities of liquid, typically using components fabricated with computer chip technology. These systems rapidly perform all of the steps required to analyze complex biological samples. We are initially focused on the detection and analysis of nucleic acids, such as DNA, in samples such as blood, urine, cell cultures, food and industrial water. The three key processing steps in nucleic acid testing are:

+ SAMPLE PREPARATION -- procedures that must be performed to isolate the target cells and to separate and purify their nucleic acids;

+  AMPLIFICATION -- a chemical process to make large quantities of DNA; and

+ DETECTION -- the method of determining the presence or absence of the target DNA, typically through the use of fluorescent dyes.

We believe our technology has applications in many markets, including life sciences research, clinical diagnostics, industrial testing and pharmacogenomics. Our systems can perform a broad range of functions that includes automated purification of DNA, screening for disease-causing agents, rapid detection of food and water contaminants and genetic profiling. Our systems are designed for a wide variety of laboratory and field settings, enabling users to perform tests where and when they are needed.


We commenced commercial sales of our first product, the Smart Cycler, during May 2000. The Smart Cycler is a fast, versatile DNA amplification and detection system initially directed to the life sciences research market. During the second half of 2000, we intend to release the Smart Cycler XC, a portable version of this instrument. Our GeneXpert system, currently in development, is designed to integrate automated sample preparation with our Smart Cycler amplification and detection technology in a disposable cartridge format. Based upon our own comparisons and those of our collaborators, we believe our integrated systems allow us to perform analysis of biological samples faster and more efficiently than any other products currently available. We are collaborating with strategic partners to co-develop assays, or biological tests, and to provide marketing and sales support across a broad range of markets.


INDUSTRY BACKGROUND

OVERVIEW

Nucleic acids are molecules found inside cells. Nucleic acids, such as DNA and RNA, contain the unique blueprint, or genes, of each living creature. Advances in molecular biology have led to the development of techniques for reading the genome and for detecting the presence of a known DNA sequence. The most widely used method for DNA analysis is first to amplify the target DNA and subsequently to detect the DNA with the use of fluorescent dyes. The most common amplification technique is polymerase chain reaction, or PCR.

The biochemicals used to test for the presence of DNA from a specific organism are DNA probes. Probes have been developed for identifying strep, HIV, gonorrhea, syphilis, chlamydia, anthrax, E.coli and salmonella. In fact, probes can be designed for any unique DNA sequence and have been

--------------------------------------------------------------------------------
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
BUSINESS
--------------------------------------------------------------------------------

developed for many significant infectious disease organisms and many DNA mutations associated with human cancer and with inherited human characteristics.


The life sciences research, clinical diagnostics, industrial testing and pharmacogenomics industries use assays extensively to detect and quantify nucleic acids and proteins in biological samples. With the recent advances in the field of genomics and the availability of vast DNA sequence libraries, there has been a marked shift towards biological tests that detect the presence of DNA sequences unique to a gene. Such gene-based testing offers a level of sensitivity and specificity unmatched by other technologies and, according to industry analyst reports including a January 2000 report by UBS Warburg LLC, is the fastest growing segment in these markets. The growth of gene-based testing has been limited by technical complexity, labor intensity, cost and lack of automation.


AMPLIFICATION AND DETECTION

For samples with low concentrations of target organisms, cell culturing is routinely used to naturally grow enough copies of the organism for detection and identification. However, cell culturing is a very slow amplification process, which may require several days to generate a million or more copies.

The discovery of PCR and other amplification techniques dramatically improved the turnaround and time sensitivity of DNA probe assays. PCR acts on a target molecule to generate a million or more copies of the target nucleic acid sequence through repeated cycles of heating and cooling. Originally, this thermal cycling was accomplished by manually moving the sample between hot and cold water baths. Detection is typically accomplished by tagging the DNA with fluorescent dyes and manually placing the amplified sample on a gel to read it. Later, thermal cyclers were developed to automate the heating and cooling functions, and fluorimeters were developed to read the fluorescent signal.

SAMPLE PREPARATION


Before a laboratory can perform PCR and other nucleic acid tests, a sequence of labor intensive, complex and time consuming sample preparation procedures must be performed to isolate the target cells and to separate and purify their nucleic acids. These sample preparation procedures include cell separation and washing, cell lysing, and DNA or RNA purification. Each of the procedures involves many reagent handling and mixing steps and the use of assorted laboratory equipment such as balances, centrifuges, vortexers, pipettors, microplates, bead columns and plate readers. Kits containing reagents and consumables for DNA and RNA purification simplify these procedures, but they remain manually intensive and are subject to operator error and specimen cross-contamination. According to a market analysis report on the life sciences industry published by Strategic Directions International, a Los Angeles based independent research organization, the sample preparation market for nucleic acids was estimated to be over $722 million in 1999 and is expected to grow at a rate of 9.5% per year.


Most samples require lysis, which is the rupturing of a cell membrane to release the DNA contained inside. Rapid, efficient, versatile lysis of cells and organisms to extract DNA, RNA or proteins is not an easy process. Today, this step can be one of the most time consuming and complex steps in bio-analysis. For example, red blood cells are extremely easy to lyse, but they do not contain any nucleic acids and are rarely of interest to genetic researchers. On the other hand, white blood cells do contain nucleic acids, including the complete human genome. White blood cells are more difficult to lyse and must be separated from the red blood cells, which contain PCR-inhibiting chemicals. Organisms such as spores, tuberculosis cells, chlamydia and other bacteria are even more difficult to lyse, and researchers today typically use harsh, PCR-inhibiting chemicals, at elevated temperatures for long periods of time in order to accomplish this task.

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LIMITATIONS

Despite the shift to DNA-based testing in our target markets, current technologies have inherent limitations including one or more of the following:

LONG TIME TO RESULT

Current sample preparation, amplification and detection processes are slow. Sample preparation typically requires up to eight hours to complete. Amplification and detection can require an additional two hours or more to complete. The overall time required is often days, especially when cell culturing is needed.

EXPENSIVE, LARGE AND INFLEXIBLE EQUIPMENT

Most currently available equipment is expensive, large and inflexible and is typically configured to accommodate only one assay protocol. As a result, in order to operate this equipment cost-effectively, it must be run in a batches, rather than individual tests.

SKILLED TECHNICIANS, LABORATORY REQUIRED

The majority of currently available equipment and methods require skilled scientists and technicians and a laboratory setting. In many cases, separate rooms are required for sample preparation and amplification to prevent contamination from one sample to another.

SAMPLE VOLUME CONSTRAINTS

The challenge of DNA testing is to ensure that the target molecule, if present in the sample, is captured. If the target molecule is present and is not captured, the test will provide a false negative. Existing microfluidic technologies accept and process only very small sample volumes and therefore require significant sample preparation efforts. For example, one nanoliter of human blood, approximately one fifty-thousandth of a drop, may be sufficient to detect human DNA. However, more than a milliliter of blood, which is a million times larger than a nanoliter, may be necessary to establish the presence or absence of pathogens such as bacteria and viruses.

LACK OF INTEGRATION

Currently available amplification and detection systems do not integrate sample preparation and are configured in ways that complicate the future integration of sample preparation.

In summary, DNA testing is currently a complicated, time consuming process that requires expensive, specialized equipment and highly trained staff. We believe that DNA assays will only achieve their full market potential upon the development of advanced instruments and integrated processes that are both rapid and automated.

THE CEPHEID SOLUTION


We have developed integrated microfluidic instruments designed to incorporate our automated sample preparation, amplification and detection technologies and handle a variety of different biological samples. We believe our systems represent significant advances in the tools needed in the life sciences research, clinical diagnostics, industrial testing and pharmacogenomics markets. Our systems will allow practitioners in these markets to make use of the vast new libraries of nucleic acid sequences now being generated by genomics researchers. Currently, there are at least 27 Cepheid systems in use by


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Cepheid and 17 of our collaborators, including US military facilities, the
Centers for Disease Control and the FBI. These systems have been in use only for a limited period of time, though some have been in use for well over a year. As a result, to date we have received only limited customer response to our products; however, based on the limited responses we have received, we believe our initial products have been well received.


Our platform technologies address each of the limitations set forth above in the following manner:

RAPID RESULTS

Our proprietary I-CORE technology, incorporated into our Smart Cycler and GeneXpert systems, generally achieves the heating and cooling, or thermal cycling, required for amplification and detection in under 25 minutes through:


+  fast heating and cooling rates; and


+ immediate access to individual test results without having to wait for the completion of a batch.


Our GeneXpert system will further reduce the time to result by incorporating our automated sample preparation technology. We have accomplished sample preparation in our GeneXpert prototype in as little as 5 minutes and a final result in less than 30 minutes. We achieved these results in our internal testing, and the results have been published in peer reviewed articles.


INEXPENSIVE, MODULAR, FLEXIBLE

Our systems are flexible platforms that are designed to run many different types of assays simultaneously. In addition, as many as four different target molecules can be simultaneously detected in the same reaction tube. This flexibility enables our systems to perform assays more cost-effectively than other currently available systems. Our systems are modular, enabling us to build products to meet the varying needs of our target markets.

EASY TO OPERATE, PORTABLE

Our systems are easy to use and less labor intensive than other systems currently available. The Smart Cycler integrates amplification and detection, which eliminates the risk of cross-contamination inherent when using two instruments. The GeneXpert will provide an even greater level of integration and automation by combining sample preparation with amplification and detection. This level of integration will permit operation by less skilled personnel and enable testing at the point of use, outside of a laboratory setting.

WIDE RANGE OF SAMPLE VOLUMES


Our GeneXpert system incorporates our automated sample preparation technology into disposable cartridges. These cartridges are designed to handle a wide range of sample volumes, concentrating and purifying the target DNA in a sample and removing extraneous materials, thereby increasing the sensitivity of the resulting assay. Our sample preparation technology gathers target molecules from large sample volumes that can then be analyzed in our I-CORE module or using microfluidic technologies such as microarrays, which are designed to work with smaller volumes. Microarrays are miniaturized glass plates that can detect specific DNA molecules. Microarrays typically accept only very small sample volumes and require high concentrations of DNA.


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INTEGRATION OF KEY STEPS

All of our component systems have been designed for integration. The GeneXpert system is designed to integrate sample preparation, amplification and detection into one system.

MARKETS

Laboratory experimentation in life sciences research, clinical diagnostics, industrial testing and pharmacogenomics still relies on primitive tools such as test tubes, beakers and other equipment that require extensive manual manipulation. These methods are expensive and often imprecise and present significant productivity challenges. We believe that there is a significant need for simpler, faster and more accurate laboratory tests in all of these markets.

LIFE SCIENCES RESEARCH

The life sciences industry employs more than 100,000 molecular biology researchers worldwide focusing on basic biomedical, pharmaceutical, environmental, agricultural and clinical diagnostics research. In recent years significant research efforts have focused on identifying genes and determining their function. This field, which is known as genomics, has accelerated the understanding of the molecular mechanisms of genetics, diseases and disease treatment. DNA and RNA sample preparation, target amplification, and detection technologies are increasingly important and widely used procedures in the life sciences research field.

CLINICAL DIAGNOSTICS


Numerous breakthroughs in molecular biology and genomics have provided new insights into the nature of human diseases and new therapies for treating them. As a result, DNA-based testing is being rapidly adopted in the field of clinical diagnostics to detect, identify and characterize pathogens, to determine antibiotic resistance and to identify genetic abnormalities, such as cancer. DNA-based testing includes a variety of assay techniques, such as thermal cycling covered by patents held by PE Biosystems, as well as constant temperature, or isothermal, techniques.


PATHOGEN DETECTION
Detection and identification of pathogens in a variety of clinical specimens rely on culture and biochemical identification techniques that have evolved over the past 200 years. Specimens, such as blood, urine, feces or swab extracts, are applied to growth media capable of selectively supporting the growth of microorganisms. The material is incubated for one or more days to allow the microorganisms to grow. Additional tests are then performed to identify the microorganism or to determine if antimicrobial drug resistance is present. These techniques are typically manually intensive. Even in cases where some degree of automation has been introduced, results may still not available for several days.

Patients infected with pathogens, such as bacteria, viruses and fungi, may die if untreated before laboratory results are available. Moreover, in recent years resistance to antibiotic and antiviral therapies has become an important health issue. In order to appropriately treat a patient, clinicians need to detect pathogens with specificity and rapidly determine if a candidate drug is effective against the pathogen in that patient. We believe our products will address a wide range of applications where rapid testing will dramatically impact the clinical management of acute infectious diseases.

BLOOD PRODUCT QUALITY
Nucleic acid amplification techniques have been developed to detect bacteria and major blood viruses, such as HIV, HCV, HBV and HTLV, in donor blood. Current tests typically require one or more days

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to complete. Rapid pathogen testing will reduce the time spent waiting for test results and enable immediate blood pooling and component separation.

PRE-TRANSFUSION BLOOD TESTING
All donated blood is currently tested for viruses, but blood and blood products can become contaminated with bacteria after donation. The American Red Cross has recommended that platelets and other blood components be tested for bacteria immediately prior to transfusion to minimize the risk of patient infection from contaminated blood. Currently, this testing typically requires one or more days to complete. We believe that our technology will enable rapid bacterial testing and potentially extend the shelf life of blood products.

CANCER
Diagnosis and prognosis of cancer currently depends on the pathological examination of tissue sections using special stains or specific antibody-based reagents to detect evidence of abnormal cell morphology or proliferation. Biopsies for staging cancer operations are obtained surgically, typically in the hospital or in specialized in-patient oncology clinics. The information obtained during these procedures and subsequent molecular analyses that determine the treatment may not be available in a timely manner. We believe integrated analysis systems that can rapidly and automatically process cells or tissues and detect cancerous genetic abnormalities will be required to meet the needs of the growing oncology field.

INDUSTRIAL TESTING

The detection and identification of bacterial and viral pathogens as well as general contaminants in food raw materials, industrial product materials, processing or assembly lines and water continue to depend on conventional culturing techniques. These techniques typically require two to three days and thus do not alert industrial producers to quality control problems until well after the fact. Currently no industrial producer can detect and control the sudden introduction of a pathogen or contaminant in a time-critical manner.

FOOD AND BIOPROCESSING
We believe rapid, on-site testing will provide considerable economic value to food producers by ensuring high product quality, greater yields, elimination of product recalls and reduced treatment costs. To achieve these benefits, we believe integrated, easy-to-use biological analysis systems are required.

WATER SUPPLIES
Water supply quality management is a critical need in a wide range of industries, including food, pulp and paper, cosmetics, personal hygiene products, metals and plastics, petrochemical and power generation. With greater pressure to recycle water, minimize the use of antibacterials and maintain quality discharges, manufacturers are seeking technologies to rapidly identify contamination problems at the source. For example, cryptosporidium parvum is a water-borne pathogen infective at a dose of a single organism. It is responsible for frequent widespread outbreaks of intestinal disease that can be life threatening for individuals with compromised immune systems. To detect the presence of organisms such as cryptosporidium, there is a need for rapid biological testing systems that can concentrate the organisms from several gallons of water. We believe that on-site, rapid testing systems, such as the ones we are developing, will play an important role in further enabling the detection of these types of pathogens.

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FORENSIC AND IDENTITY TESTING
The use of DNA "fingerprinting" techniques for identifying individuals is increasing. These techniques typically utilize PCR and sample preparation from whole blood or cells. In addition to human applications, there are important plant and animal identity applications, such as detection of genetically-modified organisms, or GMOs, and the verification of plant and animal strains. We believe integrated, easy-to-use instruments for both the laboratory and field will be needed to satisfy the growing demand for this type of testing.

PHARMACOGENOMICS


According to a January 2000 report published by UBS Warburg, major pharmaceutical companies spent more than $35 billion worldwide in 1998 on drug discovery and development. This same report indicates that sales of instrumentation and supplies for genomic- and proteomic-related research reached $2.8 billion in 1998.


DRUG DISCOVERY AND DEVELOPMENT
Pharmaceutical and genomic companies are continually seeking more efficient, high-throughput technologies to accelerate drug discovery and development. New molecular tools, including microarrays and microfluidic devices are being introduced that allow the probing of a very large number of DNA targets. However, nearly all of these tools require sample preparation and nucleic acid amplification prior to their use. We believe these new molecular tools will be more widely adopted when there is a viable and cost-effective integration of sample preparation with amplification and detection. Our systems are designed to automate, integrate and accelerate these procedures.

PREDICTIVE MEDICINE
A natural outgrowth of the genomic research undertaken to support drug discovery is the identification of genetic markers, such as single nucleotide polymorphisms, or SNPs. These markers correlate directly to an individual's response to a specific drug or its side effects. We believe pharmaceutical companies will be integrating pharmacogenomic profiling into their drug development and clinical studies protocols. We believe that, as a result, regulatory approval for these new drugs will require use of companion genetic tests to ensure the presence or absence of specific markers. This will improve patient management by allowing physicians to prescribe the right drugs for the right patients.

We have obtained a license from PE Biosystems to make and sell thermal cycling systems for use with PCR in the fields of life sciences research, industrial testing and drug discovery and development. An additional license will be required to use these systems for PCR thermal cycling in the fields of clinical diagnostics and predictive medicine.

THE CEPHEID STRATEGY

Our objective is to become the leading provider of microfluidic systems that integrate, automate and accelerate biological testing. We intend to develop our platform technologies for the emerging life sciences research, clinical diagnostics, industrial testing and pharmacogenomics markets. We are applying our technologies to all key processing steps in biological testing: sample preparation, amplification and detection. Key elements of our strategy include:

APPLY CORE TECHNOLOGIES BROADLY

We intend to integrate our proprietary I-CORE and automated sample preparation technologies to provide rapid biological analysis platforms with applicability across a number of markets. Our unique capabilities for rapid sample preparation through the use of microfluidics will streamline this otherwise labor-intensive process. We are developing our Smart Cycler and GeneXpert systems to improve speed

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and flexibility in some markets and to address other markets that historically have been served by traditional microbiological culturing techniques, immunoassays or empirical analysis. Our target markets include life sciences research, clinical diagnostics, industrial testing and pharmacogenomics.

INTRODUCE PRODUCTS IN STAGES

We intend to establish an initial market position in the life sciences research market through the introduction of our Smart Cycler. We have entered into a distribution agreement with Fisher Scientific under which Fisher has agreed to market our Smart Cycler. We intend to introduce our GeneXpert system next. This system will integrate automated sample preparation with amplification and detection technology. We will also provide our I-CORE modules on an original equipment manufacturer, or OEM, basis to manufacturers of clinical diagnostic equipment for use with their sample preparation and assay components.

FOCUS INITIALLY ON NUCLEIC ACID ANALYSIS

We are initially focusing on the development and application of our platform technologies to the field of rapid nucleic acid analysis. We intend to adapt our platforms to provide purified nucleic acids to traditional analysis systems as well as emerging high-density testing technologies. We will adapt our sample preparation and amplification technologies to improve throughput, lower costs and provide greater sensitivity, thus providing applications in drug development and the emerging field of predictive medicine.

COLLABORATE WITH PARTNERS

We intend to market our systems to each of our targeted market segments principally through partners to provide marketing, sales, service and distribution. We have entered into a number of non-exclusive collaborations whereby our partners have agreed to provide funding to support the development and engineering efforts required to adapt our systems to meet their specific market needs. In certain markets, we will retain the rights to market directly to end customers. We will utilize our partners to develop chemistries for assays.

GENERATE RECURRING REVENUE FROM DISPOSABLE PRODUCTS

We expect to generate recurring revenue from the manufacture and sale of our single use reaction tubes and integrated sample preparation cartridges. We intend to manufacture these disposable products in our own facilities using advanced assembly processes based on robotics and continuous flow processing to minimize labor costs and ensure product quality.

THE CEPHEID TECHNOLOGY

AUTOMATED SAMPLE PREPARATION

Automated sample preparation remains the last major hurdle in creating fully integrated nucleic acid analysis systems. Most automated sample preparation instruments available today utilize robotics, with machines merely duplicating the steps technicians would perform in laboratories. These systems have been beneficial to high throughput, single assay applications, but require large capital investments and skilled personnel in a laboratory.

We believe our proprietary automated sample preparation technology will be the first to integrate the basic chemistry and physics required to prepare a raw sample for analysis. We have developed

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microfluidic technologies that perform these steps in a disposable cartridge.
The key steps in sample preparation together with our corresponding technologies are as follows:

ADDING REAGENTS
We manufacture disposable sample preparation cartridges that can contain reagents needed for the amplification process as well as probes for specific nucleic acid targets. Our low-cost, plastic molded cartridges also incorporate a proven fluid delivery system.

MEASURING SAMPLE VOLUME AND MIXING
We use pressure differences to flow liquids through our cartridges and use proprietary mechanical valving mechanisms to produce precise fluid flow control. Our flow-through technology allows the sample to be processed on a continuous basis and is critical to our ability to accommodate the larger sample sizes required for high sensitivity pathogen detection. Our cartridges mix fluids through a versatile, proprietary, plastic valve assembly that can accommodate a variety of sample preparation protocols.

SEPARATING SPECIFIC CELLS OR TARGETS
Our cartridges incorporate filters and filter assemblies that can perform functions ranging from basic sample clean-up to specific cell or target capture.

LYSING CELLS
We have developed a very rapid proprietary lysis technology capable of releasing DNA from the cells of organisms that are difficult to lyse, such as spores. This technology does not require harsh chemicals, and therefore eliminates the difficult and time-consuming purification steps that are required by conventional technologies. This technology is incorporated in our GeneXpert system and will allow lysis procedures, that now may take hours, to be performed in seconds. We have developed and delivered a number of self-contained prototypes to select strategic collaborators.

CAPTURING AND CONCENTRATING DNA
We have developed a miniature silicon chip specifically designed for effective molecular capture and concentration. These chips, approximately 4mm by 4mm, contain thousands of identical, tall pillars (typically 5 to 10 microns in diameter, 200 microns tall, spaced 5 to 10 microns apart). Traditional solid-phase materials widely used in current sample preparation techniques for DNA capture, such as glass fibers, bind and hold molecules with varying efficiencies. In contrast, the uniform forest of identical pillars on our extraction and concentration chip results in extremely uniform binding, allowing rapid and efficient release of the captured DNA.

Because our chips are operated in a flow-through mode, they can capture and concentrate DNA or other chemicals from large liquid sample volumes. We have increased the concentration of target DNA by a factor as large as 10 in samples as large as one milliliter. All material in the sample other than the target DNA is moved to a waste chamber in the cartridge.

PREPARING FOR ANALYSIS
We integrate the sample preparation cartridge with our proprietary reaction tube, the same tube designed for our I-CORE and Smart Cycler for amplification and detection. After capturing and concentrating the DNA from the sample, our cartridge automatically mixes the DNA with amplification reagents and moves the DNA to the reaction tube for amplification and detection.

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AMPLIFICATION AND DETECTION

In 1996, we licensed a technology from Lawrence Livermore National Laboratories that allows us to integrate amplification and detection. Our commercial version of the technology is called the Integrated, Cooling/Heating Optics Reaction module, or I-CORE module, a single chamber module measuring approximately 1 inch by 4 inches by 5 inches. An I-CORE is a complete, independent, temperature-controlled fluorimeter for performing and continuously monitoring chemical reactions such as PCR, and is a key element of both our Smart Cycler and GeneXpert systems. The temperature of the sample can be controlled rapidly and accurately, allowing faster reactions and more accurate results. The I-CORE technology also allows the analysis of samples to be performed with much lower power than traditional methods. This permits our systems to become truly portable, giving our customers the capability to obtain bioanalytical results when and where they are needed. The modular nature of the I-CORE allows us to develop a variety of flexible instrument platforms, designed to meet the needs of many of our customers.

INDEPENDENT CONTROL

One of the key distinguishing features of our I-CORE technology is that in a system composed of multiple I-COREs, each I-CORE can be operated and controlled independently. We believe that this is not possible with any other system currently on the market. In contrast to traditional thermal cycling systems, in which all the samples are subjected to the same time/temperature/optical protocol, each sample in an I-CORE-based instrument can be subjected to a different protocol. This allows the operator to perform many different assays or experiments at the same time on the same instrument.


POWERFUL OPTICAL ANALYSIS
Each I-CORE module includes a powerful, four-channel optical analysis system capable of complex chemical assays. This allows the detection and quantification of multiple fluorescent dyes and multiple target molecules in the same reaction tube. Continuous optical monitoring during amplification also allows the user to stop the reaction as soon as a target is detected, thereby shortening the time to result. For example, in a single reaction tube, the I-CORE module could simultaneously detect and quantify staphylococcus aureus, detect the presence or absence of the methicillin-resistance gene and measure the response of a separate internal control. The internal control allows us to verify the performance of the system.

PATENTED REACTION TUBE
Our disposable patented reaction tube is used in conjunction with the I-CORE module and has been optimized to provide rapid temperature cycling and long optical path lengths for optimum optical sensitivity. In addition, the tube is designed to eliminate entrapped air, which can interfere with the optical signal. This feature minimizes optical noise, makes assays more uniform and reproducible and minimizes the need for optical normalization.

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PRODUCTS

We are developing two families of products, the Smart Cycler and GeneXpert families, that incorporate our core technologies. The following table sets forth our amplification and detection products:

          NAME                              DESCRIPTION                          STATUS
          ----                              -----------                          ------
I-CORE Module             Complete thermal cycling microinstrument for     In Production
                          DNA amplification and detection

Smart Cycler              Laboratory-based DNA analysis instrument         In Production
                          containing 16 I-CORE modules
Smart Cycler XC           Portable, battery-operated DNA analysis          In Development
                          instrument containing 16 I-CORE modules for use
                          in the field
Notebook Smart Cycler     Portable, battery-operated DNA analysis          In Development
                          instrument containing two I-CORE modules
                          integrated with a notebook computer

Smart Cycler Reaction     Disposable I-CORE reaction tubes optimized for   In Production
  Tubes (25 micronL and   research and diagnostic applications
  100 micronL)


The following table sets forth our family of products that integrate sample preparation, amplification and detection:

          NAME                              DESCRIPTION                          STATUS
          ----                              -----------                          ------
GeneXpert                 Automated system for sample preparation,         In Development
                          amplification and detection from raw biological
                          samples
Briefcase GeneXpert       Portable, battery-operated version of the        In Development
                          GeneXpert

GXPT-1                    Disposable cartridge for spores and bacteria in  In Development aqueous-based solutions
GXPT-2                    Disposable cartridge for genomic DNA in blood    In Development
GXPT-3                    Disposable cartridge for viral pathogens in      Future Development
                          clinical swabs
GXPT-4                    Disposable cartridge for bacterial DNA in blood  Future Development
GXPT-5                    Disposable cartridge for viral pathogens in      Future Development
                          blood

I-CORE MODULE


Our I-CORE module is a low-cost, self-contained instrument for performing and continuously monitoring chemical reactions such as PCR. Each module can optically measure up to four separate reactions. The I-CORE module rapidly and accurately controls the heating and cooling of the sample, which allows for fast reactions and accurate results. I-CORE modules can be configured into a variety of DNA analysis instruments or can be sold to manufacturers of large clinical and research instruments for incorporation into their instrument platforms. The I-CORE module is a key component in both our


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Smart Cycler and GeneXpert families of products. We expect to incorporate our
I-CORE technology into future systems.


Our I-CORE technology, when used in thermal cycling applications such as PCR, is subject to the patents owned by PE Biosystems. We have obtained the required license for PE Biosystems for thermal cycling limited to the fields of life sciences research, industrial testing, aspects of identity testing and forensics. We are also pursuing a license from PE Biosystems for the field of clinical diagnostics. Our I-CORE technology also can be used in non-thermal cycling and non PCR applications, such as iso-thermal, or constant temperature, DNA amplification. We do not need a license from PE Biosystems for use in such applications.


SMART CYCLER FAMILY

Our Smart Cycler system contains 16 I-CORE modules arranged into a rapid, flexible, multi-purpose instrument capable of performing DNA amplification and detection by means of a number of available fluorescent chemical techniques. In 1998, we received an R&D 100 award from R&D Magazine for the design of the Smart Cycler. To date, we have placed 27 Smart Cyclers with 17 different collaborators for technology evaluation. We anticipate the commercial launch of the Smart Cycler in the first half of 2000, and we have a co-exclusive agreement with Fisher Scientific to distribute the Smart Cycler.

Our Smart Cycler XC (eXtreme Conditions) is a portable, battery-operated version of the Smart Cycler targeted toward military, law enforcement and industrial testing markets. The development of the Smart Cycler XC was funded by the US Army under a development contract. To date, we have placed two systems in the field for technology evaluation.

Our Notebook Smart Cycler is a battery-operated prototype thermal cycler in which two I-CORE modules have been integrated with a notebook computer to further increase portability for the point-of-use market.

REACTION TUBES

One of our patented reaction tubes is required for each assay run using our I-CORE or Smart Cycler family of products. We offer two types of patented reaction tubes for use with these systems. Both are designed to be disposed of after a single use and represent opportunities for recurring revenue from an installed base of instruments. We manufacture and sell a 25 microliter tube, typically preferred in the life sciences research market, and a 100 microliter tube, which is typical for applications that might require larger liquid reaction volumes.

GENEXPERT SYSTEM

Our GeneXpert family of products combines sample preparation with the amplification and detection functions performed by our I-CORE module into an integrated, automated DNA analysis instrument. These products are designed to purify, concentrate, detect and identify targeted DNA sequences, from sample to result, in less than 30 minutes. Current techniques for accomplishing this same complex series of procedures require extensive manual labor by skilled technicians and can take anywhere from six hours to three days.

Our GeneXpert technology platform is designed to accept cartridges with several different internal configurations, each designed to perform a different class of assay. Each cartridge will be labeled with bar codes that instruct the instrument how to direct the fluids through the cartridge and activate the

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various mixing, lysing, amplification, detection and other functions as required. Furthermore, the GeneXpert system is compact, uses low power and is suitable for applications requiring portability.

DISPOSABLE ASSAY CARTRIDGES

We have two disposable assay cartridges under development:

SPORES AND BACTERIA IN AQUEOUS-BASED SOLUTIONS

Our GXPT-1 cartridge will be a general-purpose device optimized for rapidly extracting, concentrating and detecting spores and bacteria from aqueous-based samples. We have successfully demonstrated the usefulness of this cartridge for applications such as detecting infectious organisms in urine, bacteria from swabs and spores in environmental samples. For example, in 1999 we designed, built and tested a prototype instrument and cartridge system for the deletion of chlamydia and gonorrhea in urine specimens. Based upon our own internal testing, we believe the sensitivity of this system was comparable to available FDA approved systems and could lead to a faster test for chlamydia and gonorrhea. In addition, we have designed, built and tested a prototype cartridge that concentrates, lyses and detects spores. We anticipate this cartridge will also be used to detect bacteria in food, spores in industrial products and to replace bacterial cultures. We are optimizing this cartridge to improve speed and sensitivity when targets are present in low concentration in a large volume.


GENOMIC DNA IN BLOOD
Our GXPT-2 cartridge will be optimized for extracting and concentrating genomic DNA from blood or cell cultures. This cartridge will have broad applications in HLA (human leukocyte antigen) analysis, genetic analysis and SNP detection and analysis. This cartridge will extract white blood cells from whole blood, automatically lyse these cells, extract and concentrate the genomic DNA, then selectively amplify and detect several genomic regions containing the SNPs of interest. The practical realization of SNP information in routine medical testing will require simple, cost-effective disposables such as this cartridge.

In addition to our own development efforts, we are working with collaborators to co-develop the methodologies and chemistries to be used in specific assays incorporated in these cartridges. Our cartridge design supports a strategy in which a continuous introduction of new assays and new disposable cartridges can be launched over a period of time, expanding the panel of tests that can be implemented on an installed base of GeneXpert instruments. We are engaged in the early stage development of these additional disposable cartridges:

VIRAL PATHOGENS IN SWABS
We intend to design our GXPT-3 cartridge to accept nasal swab extracts or other respiratory secretions, capture the viral pathogens, lyse the viruses and perform real-time PCR. We believe there will be widespread adoption of rapid respiratory virus testing, such as for flu and childhood viral pathogens, as new antiviral treatments become available.

BACTERIAL DNA IN BLOOD
We intend to design our GXPT-4 cartridge to accept up to 10 milliliters of whole blood and extract and concentrate bacterial DNA. This will enable detection of the presence of bacteria. Bacterial contamination in blood causes over 20,000 deaths per year in the United States. Relatively large volumes of blood are necessary to achieve the required diagnostic sensitivity. In addition, this cartridge in the GeneXpert system will be able to rapidly and simultaneously detect antibiotic resistance.

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VIRAL PATHOGENS (DNA AND RNA) IN BLOOD
We intend to design our GXPT-5 cartridge to accept up to 10 milliliters of whole blood, separate and concentrate viruses and their nucleic acids. This will enable the rapid screening of donor blood for transfusions and blood from organ donors. We believe that this cartridge will also be utilized for monitoring therapeutic response to antiviral drugs.

RESEARCH AND DEVELOPMENT

Our research and development efforts are focused on refining and enhancing of our existing systems, significantly improving our basic technology and developing key future technologies and systems. As with our core technologies and products, we are concentrating our efforts in the areas of sample preparation, amplification and detection.

SAMPLE PREPARATION

+ New miniature components for improved performance of nucleic acid purification;

+  Large and small-scale microfluidic systems for automated fluid handling;

+  New processing methodologies and chemistries, including viral capture; and

+  Parallel, high-density sample handling and processing systems.

AMPLIFICATION

+  Enhanced performance of reaction components and systems; and

+  Alternative amplification chemistries.

DETECTION

+  Distinguishing a larger number of fluorescent probes;

+ Alternative detection technologies, including solid-state optical detection systems with applicability beyond current homogeneous methodologies;

+  Alternative nucleic acid and other biomolecule detection techniques; and

+  Further miniaturization of optical detection systems.

SALES AND MARKETING


Our commercialization strategy is to sell our products principally through distribution partners across a wide range of markets, including life sciences research, clinical diagnostics, industrial testing and pharmacogenomics. We may market our products directly to key customers in the pharmaceutical industry and the US government. Before we can market our products for thermal cycling in the clinical diagnostics field, we will require an additional license from PE Biosystems. We are unaware of any other limitations on our ability to enter our target markets.


Our distribution partners are continually looking for innovative new products. We plan to partner with them to gain access to their marketing resources and their proprietary reagents and assays. We will retain the rights to manufacture the key components and disposable products for our systems. We currently have eight employees engaged in marketing, sales and service activities and are planning to hire additional personnel before the end of the year.

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COLLABORATIONS

We have entered into collaborations with commercial entities and have received grants and research contracts from US government agencies. We have entered into the following significant commercial collaborations:

FISHER SCIENTIFIC

We intend to launch our first product, the Smart Cycler system, in the first half of 2000 into the US life sciences research market through the Life Sciences group of Fisher Scientific, Inc. Fisher has distribution rights to the US life sciences research market and the option to extend those rights into Canada and certain European countries. Fisher will sell under the Cepheid label and trade dress. We will establish the end user list price for the system, accessories and disposable reaction tubes. This three year arrangement may be extended by mutual agreement.

Our agreement with Fisher is subject to Fisher's ongoing fulfillment of minimum purchase requirements. We also retain the ability to market, directly or through a collaborator, a private-label version of the system to the life sciences research market.

INNOGENETICS

We have entered into a Development and Supply Agreement with Innogenetics, a Belgian biotechnology company. The focus of this collaboration is the development of products integrating our proprietary technologies for sample preparation, rapid amplification and detection and Innogenetics' proprietary methods for genetic testing and viral genotyping. Any resulting products will be sold on a worldwide basis by Innogenetics, through their direct sales organizations in the US and Europe and through distributor organizations.

INFECTIO DIAGNOSTIC

We have formed Aridia Corp., a joint venture we own equally with Infectio Diagnostic (I.D.I.), Inc., a Canadian diagnostic company. Aridia is developing a line of proprietary molecular diagnostic tests for the rapid, time critical identification of bacterial and fungal infections, such as group B strep, antibiotic resistant bacteria, meningitis and sepsis. The first products from this venture, a line of assays adapted to our Smart Cycler system, will be directed primarily to hospital laboratories. Products incorporating our sample preparation cartridge technology will follow and will enable diagnostic procedures to be performed closer to the patient. These products will require FDA approval or clearance, or other applicable regulatory approval or clearance, which has not been obtained or sought.

US GOVERNMENT

Fast DNA testing, available when and where it is needed, is of great interest to the US government, primarily for biological warfare defense, but also for medical diagnostics, food testing, forensics and other applications. We have received grants and research contracts from the following US government agencies that have funded much of our fundamental technology development:

+  Defense Advanced Research Projects Agency;

+  United States Army Medical Research Institute of Infectious Diseases;

+  Soldier Biological Chemical Command; and

+  Lawrence Livermore National Laboratory.

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In addition, the following US government agencies are evaluating prototypes of our products:

+  Center for Disease Control;

+  Federal Bureau of Investigation; and

+  Armed Forces Institute of Pathology.

MANUFACTURING

Our manufacturing processes were designed to comply with ISO 9001 quality control procedures but, we have not yet applied for ISO certification. Our facilities and manufacturing processes are designed to comply with FDA's Quality Systems Requirements to enable us to market our systems in the future into the clinical diagnostics and industrial testing markets. We perform final assembly, calibration and test of our instruments. We produce our patented disposable reaction tubes on a custom, automated assembly line. This line can be expanded to deliver up to 20 million tubes per year with a single shift. Our new manufacturing facility provides increased capacity for assembly, test and inventory of our products.

COMPETITION

Several companies provide instruments for DNA amplification or detection. PE Biosystems and Hoffmann La Roche sell systems integrating amplification and detection to the commercial market. Organon Teknika, Promega and Qiagen are competitors in the area of sample preparation, selling both sample preparation kits and robotic systems.

We expect to encounter intense competition from a number of companies that offer various products for sample preparation, amplification and detection. We anticipate that our competitors will come primarily from the following two sectors:

+  companies providing conventional products based on established technologies;
   and

+  companies developing their own microfluidics technologies.

In order to compete against vendors of conventional products, we will need to demonstrate the advantages of our products over alternative well-established technologies and products. We will also need to demonstrate the potential economic value of our products relative to these conventional technologies and products.

We will also need to compete effectively with companies developing their own microfluidics technologies and products, such as ACLARA Biosciences, Caliper, Nanogen and Orchid Biosciences. Other companies we are aware of that are involved in microfluidic research include Affymetrix, Motorola, 3M and PE Biosystems. Microfluidic technologies have undergone and are expected to continue to undergo rapid and significant change. Our future success will depend on our ability to establish and maintain a competitive position in these and future technologies. Rapid technological development may result in our products or technologies becoming obsolete. Products we offer could be made obsolete either by less expensive or more effective products based on similar or other technologies.

In many instances, our competitors have or will have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than we do. Moreover, competitors may have greater name recognition than we do, and may offer discounts as a competitive tactic. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially

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attractive than our products, or that would render our technologies and products obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our technologies.

GOVERNMENT REGULATION

For our initial commercial market, the biomedical research market, we do not anticipate the need for FDA or other regulatory approval. We have not applied for FDA or other regulatory approvals with respect to any of our products under development. We anticipate, however, the manufacturing, labeling, distribution and marketing of some or all of the diagnostic products under development or diagnostic products we may develop and commercialize in the future will be subject to regulation in the United States and in other countries. In addition to clinical diagnostics markets, we also may pursue forensic, agricultural, environmental, laboratory and industrial applications for our products which may be subject to different government regulation. Aspects of our manufacturing and marketing activities may also be subject to federal, state and local regulation by various governmental authorities.

In the United States, the FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits and equipment. Pursuant to the Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, design, manufacture, labeling, distribution and promotion of medical devices. We will not be able to commence marketing or commercial sales in the United States of new medical devices under development that fall within the FDA's jurisdiction until we receive clearance or approval from the FDA, which can be a lengthy, expensive, and uncertain process. Noncompliance with applicable requirements can result in, among other things, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, or criminal prosecution.

INTELLECTUAL PROPERTY

PATENTS AND PATENTS PENDING

We hold an exclusive license to key technologies from the Lawrence Livermore National Laboratory, or LLNL, in the fields of nucleic acid analysis and ligand binding assays with integrated optical detection. These technologies have resulted in one issued US patent and include one pending US patent application and two pending international counterpart patent application. The LLNL technologies are the basis of our I-CORE module and encompass the key I-CORE features.

We also have an issued US patent on our disposable reaction tube. We have an additional 12 pending US patent applications and six pending international counterpart applications relating to our technologies. Our pending patent applications relate to our I-CORE module, reaction tubes, lysing technology, nucleic acid concentration chip and microfluidic devices, and methods and systems as applied to sample processing and automated DNA analysis.

OUTSIDE TECHNOLOGIES REQUIRED

We have obtained a thermal cycling license from PE Biosystems for sale of the I-CORE module in the life sciences research, industrial testing and drug discovery and development markets. In addition, we are in discussions with PE Biosystems regarding a license to their US patent covering thermal cycling systems for other fields.

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In the area of human diagnostics for PCR-based applications, we rely on partners who have negotiated or are negotiating the appropriate licenses from Hoffmann La Roche for application to this field. There are also numerous non-PCR amplification methods that can be adapted to our systems and we are pursuing collaborations with developers of these methods.

EMPLOYEES

As of March 31, 2000, we had 76 full-time employees of whom seven hold PhD degrees and seven hold other advanced degrees. Approximately 37 employees are engaged in research and product development, 24 of whom are in engineering and 13 in biotechnology. None of our employees are represented by a labor union. We place a high value on our human capital and consider our employee relations to be good.

FACILITIES

We occupy approximately 33,000 square feet of leased and sub-leased office and laboratory space in Sunnyvale, California as the base for our manufacturing, product support and research and development efforts. All our space is leased through at least mid 2003 and is expected to meet our currently anticipated facilities needs at least through 2001. If necessary, we believe we will be able to obtain additional facilities space on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

SCIENTIFIC ADVISORY BOARD

We have assembled a group of scientific advisors with demonstrated expertise in fields related to microbiology, microfluidics, instrumentation technologies and systems. Our Scientific Advisory Board meets periodically with our scientific and development personnel and management to discuss our present and long-term research and development activities. Scientific Advisory Board members include:

+ R. Bruce Darling, PhD, Professor of Electrical Engineering, University of Washington. Dr. Darling is an expert in the areas of microfabrication, microfluidic systems, modeling and instrumentation.

+ Stanley Falkow, PhD, Professor Microbiology and Immunology, Geographic Medicine and Infectious Diseases, Stanford University School of Medicine. Dr. Falkow focuses his research efforts on microbial pathogenicity and investigates the natural history of infectious diseases at molecular and genetic levels.

+ Gregory Kovacs, MD, PhD, Associate Professor of Electrical Engineering and, by courtesy, of Medicine, Stanford University. Dr. Kovacs develops micromachined sensors and fluidic devices for biomedical applications, clinical and research instrumentation and specialized devices for detection of environmental pathogens and toxins. Dr. Kovacs serves as the chair of our Scientific Advisory Board.

+ Dorian Liepmann, PhD, Associate Professor, Bioengineering and Mechanical Engineering, University of California, Berkeley. Dr. Liepmann's research areas include experimental fluid mechanics, biofluid mechanics, microfluidic systems, bio-MEMS, mixing, free surface flows and hydroacoustics.

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+  David A. Relman, MD, Assistant Professor Medicine, Stanford University. Dr.
   Relman's research focuses on molecular mechanisms of pathogenesis and advanced molecular methods for microbial pathogen discovery.

+ Ann Warford, PhD, Director of Laboratory Operations, SRA Life Sciences. Dr. Warford is an expert in the practical application of advanced clinical diagnostics in hospital settings.

+ Richard Zare, PhD, Marguerite Blake Wilbur Professor in Natural Science at Stanford University, Department of Chemistry, Stanford University. Dr. Zare investigates chemical reactions at the molecular level, including molecular collision processes and dedicates a good deal of his time to advancing chemical analysis technologies through such techniques as laser-induced fluorescence and high performance capillary electrophoresis.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors:

                    NAME                         AGE                      POSITION
-----------------------------------------------------------------------------------------------------
Thomas L. Gutshall...........................    62     Chairman of the Board, Chief Executive
                                                        Officer and Director
Kurt Petersen, PhD ..........................    52     President, Chief Operating Officer and
                                                        Director
M. Allen Northrup, PhD ......................    45     Vice-President, Research and Chief Technical
                                                        Officer
Catherine A. Smith...........................    44     Vice-President, Finance and Chief Financial
                                                        Officer
Gerald S. Casilli(1).........................    60     Director
Cristina H. Kepner(1)........................    53     Director
Ernest Mario, PhD(1) ........................    61     Director
Dean O. Morton(2)............................    68     Director
Hollings C. Renton(2)........................    53     Director

---------------

(1) Member of the audit committee
(2) Member of the compensation committee

Thomas L. Gutshall Mr. Gutshall is a co-founder and has served us as Chairman of the Board and Chief Executive Officer since August 1996. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. He is also a member of the board of directors of Catalytica Pharmaceuticals and CV Therapeutics.

Kurt Petersen, PhD Dr. Petersen is a co-founder and has served us as President and Chief Operating Officer since August 1996. From January 1996 through July 1996, Dr. Petersen worked as a private consultant. From 1985 to 1995, he served as Vice President, Technology for NovaSensor. While at NovaSensor he was responsible for commercializing many innovative micromachined devices and fundamental fabrication processes. He holds 19 patents and has authored over 80 papers and presentations.

M. Allen Northrup, PhD Dr. Northrup is a co-founder and has served us as Vice President, Research and Chief Technology Officer since May 1997. From 1991 to 1997, he served as the Principal Engineer at the Microtechnology Center of Lawrence Livermore National Laboratory, where he demonstrated the first micromachined and optically interrogated PCR system. He holds 17 patents, has authored 50 publications and serves on several national and international committees in the areas of biotechnology and microinstrumentation.

Catherine A. Smith Ms. Smith is our Vice President, Finance and Chief Financial Officer and joined us as Vice President in January 1998. From 1992 to 1997, she was a consultant to numerous private and public biotechnology, pharmaceutical, diagnostic and device companies, providing interim or part-time financial management. She began her career at the international public accounting firm Deloitte + Touche, where she served as an audit manager from 1979 to 1984. She also served as the Controller for Thoratec Laboratories Corporation from 1984 to 1989.

Gerald A. Casilli Mr. Casilli joined us as a director in April 1997. Mr. Casilli has served as Chairman of the Board of IKOS Systems, Inc. since 1989 and as Chief Executive Officer from 1989 to 1995. From 1986 to 1989, he was a general partner at Trinity Ventures, Ltd., a venture capital firm. Mr. Casilli was a general partner of Genesis Capital, a venture capital firm from 1982 to 1990. In

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1973, Mr. Casilli founded Millennium Systems, a manufacturer of microprocessor development systems, and served as its President and Chief Executive Officer until 1982. Mr. Casilli currently serves as a director of Evans & Sutherland.

Cristina H. Kepner Ms. Kepner joined us as a director in May 1998. She is Executive Vice President and director of Invemed Associates LLC, an investment bank. She has been with Invemed since 1978, where she also serves as Corporate Finance Director. She is currently on the boards of ViroLogic, Inc. and Quipp, Inc.

Ernest Mario, PhD Dr. Mario joined us as a director in March 2000. He has been the Chairman of the Board since 1997 and Chief Executive Officer of ALZA Corporation since 1993. From 1993 to 1997, he was Co-Chairman of the Board of ALZA. Prior to joining ALZA, he served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from 1989 to 1993, and as Deputy Chairman from 1992 to 1993. From 1988 to 1989, he served as Chairman of the Board and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, and from 1986 to 1988 as President and Chief Operating Officer of Glaxo, Inc. He currently serves on the boards of Catalytica, Inc., COR Therapeutics, Inc., Pharmaceutical Product Development, Inc. and SonoSite, Inc.

Dean O. Morton Mr. Morton joined us as a director in July 1997. He was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company. He is currently a member of the board of directors of ALZA Corporation, BEA Systems, Inc., Centigram Communications Corporation, The Clorox Company and KLA-Tencor Corporation. He is a trustee of the State Street Research group of mutual funds and a director of the Metropolitan Series Fund, Inc. and State Street Research Portfolios, Inc. He serves on the Board of Monterey Bay Aquarium Research Institute and the Board of Kaiser Foundation Health Plan and Hospitals. He is a trustee of the David and Lucille Packard Foundation and Chairman of The Center for Excellence in Non Profits.

Hollings C. Renton Mr. Renton joined us as a director in March 2000. Since 1993, he has served as the President and Chief Executive Officer and a director of Onyx Pharmaceuticals, Inc. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation following their acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus from 1990 to 1993 and as Chief Operating Officer of Cetus from 1987 to 1990.

BOARD COMPOSITION

We will have nine authorized directors upon the closing of this offering. In accordance with the terms of our amended and restated articles of incorporation, the terms of office of the board of directors will be divided into three classes:

+ Class I directors, whose term will expire at the annual meeting of shareholders to be held in 2001;

+ Class II directors, whose term will expire at the annual meeting of shareholders to be held in 2002; and

+ Class III directors, whose term will expire at the annual meeting of shareholders to be held in 2003.

The Class I directors will be Mr. Morton and Dr. Petersen, the Class II directors will be Mr. Casilli and Ms. Kepner and the Class III directors will be Dr. Mario, Mr. Gutshall and Mr. Renton. There will be two vacancies on the board of directors. At each annual meeting of shareholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be increased only by resolution of the board of directors and a majority vote of our shareholders. Any additional directorships resulting from an increase in the

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number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

BOARD COMMITTEES

The audit committee of our board of directors was established in September 1998 and reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of our annual audits, fees to be paid to our independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Mr. Casilli, Ms. Kepner and Dr. Mario, each of whom is an independent director.

The compensation committee of the board of directors was established in September 1998 and reviews and approves the salaries and stock options recommended by our Human Resources Department for our employees, consultants, directors and other individuals compensated by us. Mr. Morton and Mr. Renton, each of whom is an independent director, are currently the members of the compensation committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee has ever been at any time an officer or employee of ours, and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock plans, and our board continues to have the discretion to grant options to new non-employee directors. In 1999, none of our non-employee directors were granted any options. In March 2000, upon joining our board, Dr. Mario and Mr. Renton each received an option to purchase 48,000 shares of our common stock. Beginning in April 2000, our non-employee directors will each receive nondiscretionary, automatic grants of options to purchase 15,000 shares of our common stock upon joining the board of directors and nondiscretionary, automatic grants of options to purchase 5,000 shares of our common stock each year pursuant to the 2000 Non-Employee Directors' Stock Option Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated articles of incorporation limit the liability of directors to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

+  breach of their duty of loyalty to the corporation or its shareholders;

+ acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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+  unlawful payments of dividends or unlawful stock repurchases or redemptions;
   or

+  any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

We intend to enter into agreements to indemnify our directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such director in any action or proceeding, including any action by or in our right, arising out of such person's services as one of our directors, to any of our subsidiaries or to any other company or enterprise to which the director provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.

There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

The following table shows all compensation received during 1999 by our Chief Executive Officer and our other most highly compensated executive officers, who received salary and bonus compensation of more than $100,000 during 1999, collectively referred to as the Named Executive Officers. There was no other compensation to the Named Executive Officers in 1999.

SUMMARY COMPENSATION

--------------------------------------------------------------------------------
                              ANNUAL COMPENSATION
                NAME AND PRINCIPAL POSITION                    SALARY     BONUS
--------------------------------------------------------------------------------
Thomas L. Gutshall..........................................  $170,000        --
  Chairman of the Board and Chief Executive Officer
Kurt Petersen, PhD..........................................  $170,000        --
  President and Chief Operating Officer
M. Allen Northrup, PhD......................................  $160,000   $64,625
  Vice President, Research and Chief Technical Officer
Catherine A. Smith..........................................  $140,000        --
  Vice President, Finance and Chief Financial Officer

OPTION GRANTS IN LAST FISCAL YEAR

No options were granted to any of the Named Executive Officers during the fiscal year ended December 31, 1999.

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AGGREGATED OPTION EXERCISES IN THE YEAR DECEMBER 31, 1999 AND YEAR-END OPTION
VALUES

As of December 31, 1999, none of the Named Executive Officers held any options. None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 1999.

EMPLOYEE BENEFIT PLANS

1997 STOCK OPTION PLAN

Our board of directors adopted our 1997 Stock Option Plan on January 31, 1997. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. As of March 31, 2000, 2,800,000 shares of common stock were reserved for issuance under this plan. Of these shares, 1,366,794 shares had been issued upon exercise of stock options, 540,276 shares were subject to outstanding options and 892,930 shares were available for future grant.

Our board of directors administers this plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of our common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

Our board of directors may not, materially amend, modify or terminate this plan without the consent of a majority of our shareholders. This plan will terminate in 2007 unless terminated earlier by our board of directors and our shareholders.

2000 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors adopted our 2000 Employee Stock Purchase Plan in April 2000. This plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions.

A total of 200,000 shares of common stock has been reserved for issuance under this plan. In addition, this plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each year, beginning January 1, 2001, equal to the lesser of:

+  200,000 shares;


+  0.75% of the outstanding shares of our capital stock on that date; or


+  such lesser amount as may be determined by our board of directors.

Our board of directors, or a committee appointed by the board, administers this plan. Our board or its committee has full and exclusive authority to interpret the terms of this plan and determine eligibility.

Employees are eligible to participate in this plan if they are employed by us or any participating subsidiary for at least 20 hours per week for at least 22 weeks in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such employee immediately after grant owns stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock or of any subsidiary.

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                                                                              51

MANAGEMENT
--------------------------------------------------------------------------------

This plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, allows participants to obtain favorable tax treatment of purchases and sales of shares obtained under the plan. The plan provides for offering periods of up to 24 months, as determined by the plan administrator. The offering periods will generally start on January 1 of each year, except that the first offering period will commence on the first trading day before the effective date of this offering, will end on the last trading day on or before December 31, 2000, and will have two purchase periods ending on the last trading days of December 2000 and June 2001.


This plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation, up to a maximum of $25,000 per year. Compensation is defined as the participant's base straight time gross earnings and commissions, but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation.


Amounts deducted and accumulated for the participant's account are used to purchase shares of our common stock on the last trading day of each purchase period at a price of 85% of the lower of the fair market values of the common stock at the beginning of the offering period and the end of the purchase period. Participants may reduce their withholding percentage to zero at any time during an offering period and may increase their withholding percentage or decrease it on the first day of each purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under this plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

This plan provides that if we merge with or into another corporation or effect a sale of substantially all of our assets, a successor entity may assume or substitute for each outstanding purchase right. If the successor entity refuses to assume or substitute the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

This plan will terminate in 2020. Our board of directors has the authority, however, to amend or terminate this plan at any time and may apply any action to affect their outstanding rights to purchase stock under this plan.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


Our board adopted the 2000 Non-Employee Directors' Stock Option Plan in March 2000. This plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.


SHARE RESERVE
We have reserved a total of 200,000 shares of our common stock for issuance under this plan. If an optionholder does not purchase the shares subject to his or her option before the option expires or otherwise terminates, the shares that are not purchased will again become available for issuance under this plan.

ADMINISTRATION
The board administers this plan. The board has the authority to construe, interpret and amend this plan, but this plan specifies the essential terms of the options, including:

+  the option recipients;

+  the grant dates;

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 52

MANAGEMENT
--------------------------------------------------------------------------------

+  the number of shares subject to the option;

+  the exercisability and vesting of the option;

+  the exercise price; and

+  the type of consideration.

ELIGIBILITY
Options will automatically be granted under this plan to our non-employee directors as follows:

+ Each non-employee director who is elected to the board following the adoption of this plan will be granted an option for 15,000 shares on the date of election to the board; and


+ On the date of the next board meeting following each year's annual meeting of shareholders, each non-employee director who is continuing as a non-employee director and has been a director for longer than six months will be granted an additional option for 5,000 shares.


As long as the non-employee director continues to serve with us or with an affiliate of ours (whether in the capacity of a director, consultant, or an employee) each option granted under this plan to such person will vest commencing one month after the date of its grant, at the rate of one thirty-sixth of the total number of shares each month for the initial 15,000 share grants and one-twelfth of the total number of shares each month for the annual 5,000 share grants until fully vested and will remain exercisable throughout its term.

OPTION TERMS
Options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. The option term is ten years but it generally will terminate three months after the optionholder's service terminates. If termination is due to the optionholder's disability or death, however, the post-termination exercise period is extended to 12 months.

The optionholder may not transfer the option. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

PLAN TERMINATION
This plan terminates in March 2010.

401(k) PLAN

In July 1997, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the United States. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to our employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 20% of their annual compensation or the statutory prescribed annual limit, $10,000 in 1999 and $10,500 in 2000, and to have the amount of such reduction contributed to their plan. We do not currently make matching contributions on behalf of plan participants.

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                                                                              53

--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

+ In February 1997, we sold to various investors a total of 2,530,000 shares of Series A preferred stock at a purchase price of $1.25 per share.

+ In April 1998, we sold to various investors a total of 3,666,658 shares of Series B preferred stock at a purchase price of $2.25 per share.

+ In November 1998, we sold to Innogenetics, a collaborator, a total of 750,000 shares of Series C preferred stock at a purchase price of $3.00 per share.

+ In January through March 2000, we sold to various investors a total of 6,379,978 shares of Series C preferred stock at a purchase price of $3.00 per share.

The following is a description of transactions since inception to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management."

The following persons or entities purchased securities in the amounts set forth, on an as-converted to common stock basis, in the chart below. We sold shares of our Series A preferred stock between January 1997 and March 1997. We sold shares of our Series B preferred stock between March 1998 and April 1998. We sold shares of our Series C preferred stock between November 1998 and March 2000.

                                                                        SHARES OF PREFERRED STOCK
---------------------------------------------------------------------------------------------------------------------
                 PURCHASER(1)                    COMMON STOCK      SERIES A      SERIES B     SERIES C      WARRANTS
---------------------------------------------------------------------------------------------------------------------
DIRECTORS AND PRINCIPAL SHAREHOLDERS
Gerald S. Casilli.............................           80,000     140,000         23,000      65,306             --
Cristina H. Kepner(4).........................               --          --      1,580,000      34,000        239,480
Invemed Associates LLC(4).....................               --          --      1,580,000      34,000        239,480
Dean O. Morton................................           48,000      40,000         25,000      25,000             --

EXECUTIVE OFFICERS
Thomas L. Gutshall............................        1,000,000(2)    6,000          2,000       6,000             --
Kurt Petersen, PhD............................        1,200,000(2)       --             --          --             --
M. Allen Northrup, PhD........................        1,200,000(2)(3)       --          --          --             --
Catherine A. Smith............................          259,000(2)       --             --          --             --

OTHER TRANSACTION INFORMATION
Price per share...............................  $0.005 to $1.50       $1.25          $2.25       $3.00          $2.58

(1) See "Principal shareholders" for more detail on shares held by these purchasers.

(2) These shares were purchased pursuant to a stock purchase agreement that provided for a right of repurchase held by us.

(3) During 1997, we loaned $138,000 to Dr. Northrup for the purchase of common stock from the exercise of the employee's stock options. Dr. Northrup paid 4% of the total exercise price, and we loaned Dr. Northrup the remaining 96% of the purchase price. The loan bears interest at 7%.

(4) Includes 1,555,000 shares of common stock owned by Invemed Fund L.P., a fund for which Invemed Associates LLC is the sole general partner, but only holds a 0.5 percent partnership interest. In connection with the sale of Series B preferred stock in April 1998, Invemed Associates acted as our agent and received a warrant to purchase 233,248 shares of our common stock at $2.58 per share, which was transferred to Invemed Fund L.P., and Cristina H. Kepner received a warrant to purchase 6,232 shares of our common stock at $2.58 per share.

We have entered into, or prior to this offering will enter into, indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these

--------------------------------------------------------------------------------
 54

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers.

Holders of our preferred stock are entitled to registration rights with respect to the shares of our common stock that they will hold following this offering.

We believe that all transactions between us and our officers, directors, principal shareholders and other affiliates have been and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

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                                                                              55

--------------------------------------------------------------------------------

Principal shareholders

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000 (assuming conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of the shares offered by this prospectus) by:

+ each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock;

+  each of our directors;

+ each Named Executive Officer listed in the "Summary compensation" table above; and

+  all of our executive officers and directors as a group.

Percentage of ownership is based on 20,515,430 shares outstanding as of March 31, 2000 assuming conversion of our preferred stock, and 25,515,430 shares outstanding after this offering, assuming no exercise of the underwriters' over-allotment options. All shares of the common stock subject to options currently exercisable or exercisable within 60 days after March 31, 2000 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each shareholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Cepheid, 1190 Borregas Avenue, Sunnyvale, CA 94089.


                                                               PERCENT BEFORE    PERCENT AFTER
              BENEFICIAL OWNER                 TOTAL NUMBER       OFFERING         OFFERING
----------------------------------------------------------------------------------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Gerald S. Casilli(1).........................       295,896               1.4%            1.2%
Cristina H. Kepner(2)........................     1,853,480               8.9%            7.2%
Ernest Mario, PhD(3).........................        48,000                 *                *
Dean O. Morton(4)............................       148,000                 *                *
Hollings Renton(5)...........................        48,000                 *                *
Thomas L. Gutshall(6)........................     1,058,000               5.1%            4.1%
Kurt Petersen, PhD(7)........................     1,119,000               5.5%            4.4%
M. Allen Northrup, PhD(8)....................     1,200,000               5.8%            4.7%
Catherine A. Smith(9)........................       259,000               1.3%            1.0%
All executive officers and directors as a
  group (9 persons)..........................     6,029,376              29.2%           23.5%
FIVE PERCENT SHAREHOLDERS
Invemed Associates LLC(2)....................     1,788,248               8.6%            7.0%
Wheatley Partners II, LP(10).................     2,100,545              10.2%            8.2%
Barry Fingerhut(11)..........................     2,273,083              11.1%            8.9%
Irwin Lieber(12).............................     2,273,083              11.1%            8.9%
Barry Rubenstein(13).........................     2,273,083              11.1%            8.9%


 *  Less than one percent.

 (1) Includes an immediately exercisable option to acquire 10,000 shares of common stock. As of March 31, 2000, we have the right to repurchase 9,167 of the shares issuable upon exercise of

--------------------------------------------------------------------------------
 56

PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------

     this option and 20,000 shares of common stock owned by Mr. Casilli if he ceases to be one of our directors. Mr. Casilli's business address is c/o IKOS, 19050 Pruneridge Avenue, Cupertino, CA 95014.

 (2) Includes 1,555,000 shares of common stock owned by Invemed Fund, L.P., a fund for which Invemed Associates LLC is the sole general partner but only holds a 0.5 percent partnership interest. Invemed Fund, L.P. holds warrants to purchase an additional 233,248 shares. Ms. Kepner shares voting and investment power over the shares held by Invemed Fund, L.P. and disclaims beneficial ownership of these shares. Ms. Kepner's business address is c/o Invemed Associates, 375 Park Avenue, New York, NY 10152.

 (3) Consists of an immediately exercisable option to purchase 48,000 shares. As of March 31, 2000, we have the right to repurchase 47,000 of the shares issuable upon exercise of this option if Dr. Mario ceases to be one of our directors. Dr. Mario's business address is c/o ALZA Corporation, 1900 Charleston Road, Mountain View, CA 94043.

 (4) Includes an immediately exercisable option to acquire 10,000 shares of common stock. As of March 31, 2000, we have the right to repurchase 9,167 of the shares issuable upon exercise of this option and 15,000 shares of common stock owned by Mr. Morton if he ceases to be one of our directors. Mr. Morton's business address is c/o Hewlett-Packard Corporation, 3200 Hillview Avenue, Palo Alto, CA 94304.

 (5) Consists of an immediately exercisable option to purchase 48,000 shares. As of March 31, 2000, we have the right to repurchase 48,000 of the shares issuable upon exercise of this option if Mr. Renton ceases to be one of our directors. Mr. Renton's business address is c/o Onyx Pharmaceuticals, Inc., 3031 Research Drive, Richmond, CA 94806.

 (6) Includes an immediately exercisable option to purchase 50,000 shares. As of March 31, 2000, we have the right to repurchase 45,834 of the shares issuable upon exercise of this option and 62,500 shares of common stock owned by Mr. Gutshall if he ceases to be an employee, director or consultant for us.

 (7) As of March 31, 2000, we have the right to repurchase 75,000 shares of common stock owned by Dr. Petersen if he ceases to be an employee, director or consultant for us.

 (8) As of March 31, 2000, we have the right to repurchase 300,000 shares of common stock owned by Dr. Northrup if he ceases to be an employee or consultant for us.

 (9) As of March 31, 2000, we have the right to repurchase 92,292 shares of common stock owned by Ms. Smith if she ceases to be an employee or consultant for us.

(10) The business address of Wheatley Partners II, LP is 80 Cuttermill Road, Suite 311, Great Neck, NY 11021.


(11) Includes 2,100,545 shares of common stock owned by Wheatley Partners II, LP, a limited partnership in which Mr. Fingerhut is a general partner. Mr. Fingerhut shares voting and dispositive power over the shares held by Wheatley Partners II, LP and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Mr. Fingerhut's business address is c/o Wheatley Partners II, LP, 80 Cuttermill Road, Suite 311, Great Neck, NY 11021.



(12) Includes 2,100,545 shares of common stock owned by Wheatley Partners II, LP, a limited partnership in which Mr. Lieber is a general partner. Mr. Lieber shares voting and dispositive power over the shares held by Wheatley Partners II, LP and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Mr. Lieber's business address is c/o Wheatley Partners II, LP, 80 Cuttermill Road, Suite 311, Great Neck, NY 11021.


--------------------------------------------------------------------------------

PRINCIPAL SHAREHOLDERS
--------------------------------------------------------------------------------


(13) Includes 2,100,545 shares of common stock owned by Wheatley Partners II, LP, a limited partnership in which Mr. Rubenstein is a general partner. Mr. Rubenstein shares voting and dispositive power over the shares held by Wheatley Partners II, LP and disclaims beneficial ownership of these shares except to the extent of his equity interest therein. Mr. Rubenstein's business address is c/o Wheatley Partners II, LP, 80 Cuttermill Road, Suite 311, Great Neck, NY 11021.


--------------------------------------------------------------------------------
 58

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, and provisions of our amended and restated articles of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the amended and restated articles and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated articles.

Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

COMMON STOCK

As of March 31, 2000, there were 7,188,794 shares of our common stock outstanding and held of record by 96 shareholders. There will be 25,515,430 shares of our common stock outstanding upon the closing of this offering, which gives effect to the issuance of 5,000,000 shares of common stock offered by us under this prospectus and the conversion of preferred stock discussed below.

Each share of our common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. The holders of our common stock will not have cumulative voting rights.

Subject to the prior rights and preferences, if any, applicable to shares of our preferred stock or any series of preferred stock, the holders of our common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of our preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of our common stock have no preferences or any preemptive conversion or exchange rights and there will be no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

As of March 31, 2000, there were 13,326,636 shares of preferred stock outstanding. Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 13,326,636 shares of our common stock and will be held of record by 163 shareholders. These shares of preferred stock will no longer be authorized, issued or outstanding.

Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be provided in a resolution or resolutions adopted by the board. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Our board of directors may authorize the issuance of shares of preferred stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

majority of shares of our common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

REGISTRATION RIGHTS

Pursuant to a registration rights agreement entered into between us and holders
of                shares of common stock issuable upon conversion of our Series
A, Series B and Series C preferred stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our reasonable best efforts to register the registrable shares.

We must use our best efforts to register the registrable shares:

+ if we receive written notice from holders of 50% or more of the registrable shares requesting that we effect a registration with respect to at least 20% of the registrable shares then held by the holders requesting registration;

+  if we decide to register our own securities; or

+ if we receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to the registrable shares and we are then eligible to use Form S-3 (which at the earliest could occur twelve calendar months after the closing of this offering).

However, in addition to certain other conditions and limitations, if requested by the underwriters to decrease the number of shares registered, we can limit the number of registrable shares included in the registration. The underwriters have requested that no registrable shares be registered in this offering. In addition, the holders of these registration rights have entered into lock-up agreements and waived their registration rights for a period of 180 days following this offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our amended and restated articles of incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director's liability to a company or its shareholders may not be limited:

+ for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

+ for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

+ for any transaction from which a director derived an improper personal benefit;

+ for acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director's duties, of a risk of serious injury to the company or its shareholders;

+ for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders;

+ under Section 310 of the California General Corporation Law concerning contracts or transactions between the company and a director; or

+ under Section 316 of the California General Corporation Law concerning directors' liability for improper dividends, loans and guarantees.

--------------------------------------------------------------------------------
 60

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our share holders for any violation by a director of the director's fiduciary duty to us or our shareholders.


Our articles of incorporation also include an authorization for us to indemnify our "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our amended and restated bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. The amended and restated bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. Indemnity agreements have been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. We also intend to obtain directors' and officers' liability insurance. These agreements, together with our amended and restated bylaws and amended and restated articles of incorporation, may require us, among other things, to indemnify our directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Section 317 of the California General Corporation Law, our amended and restated bylaws and our indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. We are not currently aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not currently aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons and directors and executive officers.


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Securities Transfer and Trust.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Based on the number of shares outstanding at March 31, 2000, after this offering, we will have 25,515,430 outstanding shares of common stock. Of these shares, the shares being offered hereby are freely tradable. The remaining 20,515,430 shares are eligible for sale in the public market at various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations under Rule 144.

All of the holders of our common stock, together with the holders of options to purchase 540,276 shares of common stock and the holders of warrants to purchase 320,397 shares of our stock, have entered into lock-up agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock -- approximately 255,154 shares immediately after this offering -- or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of March 31, 2000, options to purchase a total of 540,276 shares of our common stock were outstanding, all of which were currently exercisable. Of these 540,276 shares, 535,276 shares may be eligible for sale in the public market at various times after 90 days from the date of this prospectus.

Approximately 180 days after the date of this prospectus, we intend to file a registration statement to register for resale the 1,433,206 shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

--------------------------------------------------------------------------------
 62

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------


Holders of our preferred stock, whose shares will be converted into 13,326,636 shares of our common stock upon the closing of this offering and holders of warrants to purchase 320,397 shares of our common stock have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Management -- Benefit plans," "Principal shareholders," "Shares eligible for future sale" and "Underwriting."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

Cepheid and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Prudential Securities Incorporated and Invemed Associates LLC are the representatives of the underwriters.

                                                                 NUMBER
                        UNDERWRITER                            OF SHARES
--------------------------------------------------------------------------
UBS Warburg LLC.............................................
Prudential Securities Incorporated..........................
Invemed Associates LLC......................................
                                                              ------------
          Total.............................................
                                                              ============

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 750,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares.

                                                              NO EXERCISE    FULL EXERCISE
------------------------------------------------------------------------------------------
Per share...................................................   $               $
       Total................................................   $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Cepheid and all of its shareholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced

--------------------------------------------------------------------------------
 64

UNDERWRITING
--------------------------------------------------------------------------------

to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

As of March 31, 2000, Invemed Associates LLC, one of the underwriters, held 1,555,000 shares of Series B preferred stock through Invemed Fund, L.P., a fund for which Invemed Associates is the general partner. These shares were purchased in April 1998 at $2.25 per share. Certain affiliates of Invemed Associates hold 188,580 shares of Series B preferred stock, all of which were purchased in April 1998 at $2.25 per share, and 318,000 shares of Series C preferred stock, all of which were purchased in January 2000 at $3.00 per share. An affiliate of UBS Warburg LLC, one of the underwriters, holds an aggregate of 33,333 shares of Series C preferred stock, all of which were purchased in January 2000 at $3.00 per share. Certain affiliates of Prudential Securities Incorporated, one of the underwriters, hold 10,000 shares of Series B preferred stock, all of which were purchased in April 1998 at $2.25 per share, and 51,666 shares of Series C preferred stock, all of which were purchased in January or February 2000 at $3.00 per share. The aforementioned affiliated shareholders have agreed, for a period of 180 days following the date of this prospectus, that they will not sell, transfer, assign, pledge, hypothecate or otherwise transfer these shares without the prior written consent of UBS Warburg LLC.


PrudentialSecurities.com facilitates new issues online by allowing clients of Prudential Advisor(SM), a full service brokerage program, to view certain terms of offerings for which Prudential Securities is acting as a manager, including the proposed trading symbol, the expected offering price range, and the size of the offering. Clients also are able to view online copy of the prospectus. Access to this portion of the PrudentialSecurities.com Web site is limited to clients of Prudential Advisor(SM), which requires enrollment within the program and an initial minimum account size of $50,000 for participation. Clients are not able through the web site to indicate an interest in purchasing shares in the offering but instead are able only to send an e-mail to their financial advisor stating that they would like additional information. Traditional sales methods are then used, including providing a hard copy version of the prospectus. In addition all sales are confirmed by traditional means.


Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+  the history and the prospects for the industry in which we compete;

+  the ability of our management;


+ our prospectus for future earnings, the present state of our development and our current financial position;


+ the general condition of the securities markets at the time of this offering; and

+ the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------
 66

--------------------------------------------------------------------------------

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe LLP, Palo Alto, California. Heller Ehrman White & McAuliffe LLP owns 51,875 shares of our common and preferred stock, and HEWM Investors, an entity affiliated with Heller Ehrman White & McAuliffe LLP, owns 39,444 shares of our common and preferred stock. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, for the periods from inception (March 4, 1996) through December 31, 1997 and 1999, and for the years ended December 31, 1998 and 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The statements in this prospectus as set forth under the captions "Risk factors -- Our products could infringe on the intellectual property rights of others, which may require costly litigation and, if we are not successful, could also cause us to pay substantial damages and limit our liability to sell some or all of our products" and "-- The rights we rely upon to protect the intellectual property underlying our products may not be adequate, which could enable third parties to use the technology and would reduce our ability to compete in the market" and in "Business -- Intellectual Property" have been passed upon by Heller Ehrman White & McAuliffe LLP, our patent counsel and experts on such matters, and are included herein in reliance upon its review and approval.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find more information


We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock to be sold in this offering, reference is made to the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, such reference is qualified in all respects by such contract or document filed as part of the registration statement. You should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.


You may read and copy all or any portion of the registration statement or any other information Cepheid files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http:\\www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------
 68

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
------------------------------------------------------------------
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Shareholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cepheid

We have audited the accompanying consolidated balance sheets of Cepheid (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1998 and 1999 and the periods from inception (March 4, 1996) through December 31, 1997 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cepheid at December 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1999 and the periods from inception (March 4, 1996) through December 31, 1997 and 1999, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

Palo Alto, California
March 20, 2000

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                            PRO FORMA
                                                                                          SHAREHOLDERS'
                                                                                             EQUITY
                                                                                            MARCH 31,
                                                  DECEMBER 31,             MARCH 31,          2000
                                              1998            1999            2000          (NOTE 1)
-------------------------------------------------------------------------------------------------------
                                                                                            (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............  $ 7,079,031    $  1,493,313    $ 18,420,495
  Short term investments.................    1,596,529              --              --
  Accounts receivable....................      764,495         566,033         574,134
  Inventory..............................           --         285,433         505,019
  Prepaid expenses and other current
    assets...............................      172,110         434,998         163,638
                                           -----------    ------------    ------------
Total current assets.....................    9,612,165       2,779,777      19,663,286
Property and equipment, net..............    1,100,164       2,077,844       2,160,512
Other assets.............................      330,010          28,299         263,250
                                           -----------    ------------    ------------
Total assets.............................  $11,042,339    $  4,885,920    $ 22,087,048
                                           ===========    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................  $   434,992    $    574,029    $    564,238
  Accrued compensation...................      239,572         345,796         544,448
  Accrued professional fees..............           --          78,021          40,347
  Accrued other liabilities..............      367,515         412,210         636,803
  Deferred revenue.......................       44,760         128,533          85,638
  Current portion of equipment
    financing............................      174,536         496,742         512,414
  Current portion of deferred rent.......        4,128          12,313          14,992
                                           -----------    ------------    ------------
Total current liabilities................    1,265,503       2,047,644       2,398,880
Equipment financing, less current
  portion................................      530,836       1,205,066       1,070,933
Deferred rent, less current portion......       71,320          76,357          71,716
Commitments
Shareholders' equity:
  Convertible preferred stock, no par
    value; designated in series;
    14,000,000 shares authorized;
    6,946,658, 6,946,658 and 13,326,636
    shares issued and outstanding at
    December 31, 1998 and 1999 and March
    31, 2000, respectively (none pro
    forma); aggregate liquidation value
    of $13,662,481 and $32,802,415 at
    December 31, 1999 and March 31, 2000,
    respectively.........................   13,565,965      13,565,965      32,679,594    $         --
  Common stock, no par value;
    30,000,000 shares authorized,
    6,764,930, 6,871,177 and 7,188,794
    shares issued and outstanding at
    December 31, 1998 and 1999 and March
    31, 2000, respectively (20,515,430
    shares pro forma)....................      297,943         350,690         698,443      33,378,037
  Additional paid-in capital.............           --         766,005       6,317,630       6,317,630
  Note receivable from shareholder.......     (103,500)        (69,000)        (69,000)        (69,000)
  Deferred stock-based compensation......           --        (552,466)     (5,323,655)     (5,323,655)
  Deficit accumulated during the
    development stage....................   (4,585,728)    (12,504,341)    (15,757,493)    (15,757,493)
                                           -----------    ------------    ------------    ------------
Total shareholders' equity...............    9,174,680       1,556,853      18,545,519    $ 18,545,519
                                           -----------    ------------    ------------    ============
Total liabilities and shareholders'
  equity.................................  $11,042,339    $  4,885,920    $ 22,087,048
                                           ===========    ============    ============

See accompanying notes.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                               PERIOD FROM                                     PERIOD FROM
                                INCEPTION                                       INCEPTION
                             (MARCH 4, 1996)                                 (MARCH 4, 1996)
                                 THROUGH                                         THROUGH           THREE MONTHS ENDED
                              DECEMBER 31,       YEAR ENDED DECEMBER 31,      DECEMBER 31,              MARCH 31,
                                  1997             1998           1999            1999             1999           2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                                               (UNAUDITED)
Revenues:
  Product sales............    $        --     $        --    $   159,451     $    159,451     $         --   $    151,388
  Grant and government
    sponsored research
    revenue................      1,400,081       2,869,540      2,248,935        6,518,556          263,746        654,905
  Research and development
    revenue................         45,206         706,969      1,187,138        1,939,313          351,538        109,665
                               -----------     -----------    -----------     ------------     ------------   ------------
Total revenues.............      1,445,287       3,576,509      3,595,524        8,617,320          615,284        915,958
Operating costs and
  expenses:
  Cost of product sales....             --              --         97,088           97,088               --        130,585
  Research and development
    (including charges for
    stock-based
    compensation of
    $169,288 in 1999 and
    $409,235 for the three
    months ended March 31,
    2000)..................      2,220,688       5,990,127     10,261,332       18,472,147        2,282,050      3,467,207
  Selling, general and
    administrative
    (including charges for
    stock-based
    compensation of $14,251
    in 1999 and $206,201
    for the three months
    ended March 31,
    2000)..................        582,702       1,178,318      1,297,731        3,058,751          288,972        730,155
                               -----------     -----------    -----------     ------------     ------------   ------------
Total costs and operating
  expenses.................      2,803,390       7,168,445     11,656,151       21,627,986        2,571,022      4,327,947
                               -----------     -----------    -----------     ------------     ------------   ------------
Loss from operations.......     (1,358,103)     (3,591,936)    (8,060,627)     (13,010,666)      (1,955,738)    (3,411,989)
Interest income............         87,690         325,244        250,135          663,069          104,043        202,214
Interest expense...........         (3,745)        (44,878)      (108,121)        (156,744)         (19,318)       (43,377)
                               -----------     -----------    -----------     ------------     ------------   ------------
Net loss...................     (1,274,158)     (3,311,570)    (7,918,613)     (12,504,341)      (1,871,013)    (3,253,152)
Deemed dividend to Series C
  preferred shareholders
  (Note 10)................             --              --             --               --               --    (19,113,629)
                               -----------     -----------    -----------     ------------     ------------   ------------
Net loss allocable to
  common shareholders......    $(1,274,158)    $(3,311,570)   $(7,918,613)    $(12,504,341)    $ (1,871,013)  $(22,366,781)
                               ===========     ===========    ===========     ============     ============   ============
Basic and diluted net loss
  per common share.........    $     (7.61)    $     (1.37)   $     (1.90)                     $      (0.55)  $      (4.42)
                               ===========     ===========    ===========                      ============   ============
Shares used in computing
  basic and diluted net
  loss per common share....        167,390       2,414,087      4,163,963                         3,415,273      5,064,632
Pro forma basic and diluted
  net loss per common
  share,
                                                              $     (0.71)                                    $      (1.22)
                                                              ===========                                     ============
Shares used in computing
  pro forma basic and
  diluted net loss per
  common share,
  (unaudited)..............                                    11,110,621                                       18,391,268

                               PERIOD FROM
                                INCEPTION
                             (MARCH 4, 1996)
                                 THROUGH
                                MARCH 31,
                                  2000
---------------------------
                                 (UNAUDITED)
Revenues:
  Product sales............   $    310,839
  Grant and government
    sponsored research
    revenue................      7,173,461
  Research and development
    revenue................      2,048,978
                              ------------
Total revenues.............      9,533,278
Operating costs and
  expenses:
  Cost of product sales....        227,673
  Research and development
    (including charges for
    stock-based
    compensation of
    $169,288 in 1999 and
    $409,235 for the three
    months ended March 31,
    2000)..................     21,939,354
  Selling, general and
    administrative
    (including charges for
    stock-based
    compensation of $14,251
    in 1999 and $206,201
    for the three months
    ended March 31,
    2000)..................      3,788,906
                              ------------
Total costs and operating
  expenses.................     25,955,933
                              ------------
Loss from operations.......    (16,422,655)
Interest income............        865,283
Interest expense...........       (200,121)
                              ------------
Net loss...................    (15,757,493)
Deemed dividend to Series C
  preferred shareholders
  (Note 10)................    (19,113,629)
                              ------------
Net loss allocable to
  common shareholders......   $(34,871,122)
                              ============
Basic and diluted net loss
  per common share.........
Shares used in computing
  basic and diluted net
  loss per common share....
Pro forma basic and diluted
  net loss per common
  share,
Shares used in computing
  pro forma basic and
  diluted net loss per
  common share,
  (unaudited)..............

See accompanying notes.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
PERIOD FROM INCEPTION (MARCH 4, 1996) THROUGH MARCH 31, 2000

                                                                                                      DEFICIT
                                                                          NOTE                      ACCUMULATED
                                                          ADDITIONAL   RECEIVABLE      DEFERRED      DURING THE        TOTAL
                                  PREFERRED     COMMON     PAID-IN        FROM       STOCK-BASED    DEVELOPMENT    SHAREHOLDERS'
                                    STOCK       STOCK      CAPITAL     SHAREHOLDER   COMPENSATION      STAGE           EQUITY
---------------------------------------------------------------------------------------------------------------------------------
  Issuance of 4,548,000 shares
    of common stock at $0.005
    per share for cash to
    founders and directors
    between December 1996 and
    February 1997..............  $        --   $ 22,740   $       --    $      --    $        --    $         --    $    22,740
  Issuance of 1,328,000 shares
    of common stock at
    $0.05 - $0.12 per share for
    cash and a promissory note
    to founders and directors
    in March, June and August
    1997.......................           --    153,760           --     (138,000)            --              --         15,760
  Issuance of 2,530,000 shares
    of Series A convertible
    preferred stock to
    investors at $1.25 per
    share for cash in March
    1997, net of issuance costs
    of $17,500.................    3,145,000         --           --           --             --              --      3,145,000
  Net loss and comprehensive
    loss for period from
    inception (March 4, 1996)
    through December 31,
    1997.......................           --         --           --           --             --      (1,274,158)    (1,274,158)
                                 -----------   --------   ----------    ---------    -----------    ------------    -----------
Balance at December 31, 1997...    3,145,000    176,500           --     (138,000)            --      (1,274,158)     1,909,342
  Issuance of 888,930 shares of
    common stock at
    $0.05 - $0.30 per share for
    cash under employee and
    consultant option plans at
    various dates in 1998......           --    121,443           --           --             --              --        121,443
  Issuance of 3,666,658 shares
    of Series B convertible
    preferred stock to
    investors at $2.25 per
    share in April 1998 for
    cash, net of issuance costs
    of $58,650.................    8,191,330         --           --           --             --              --      8,191,330
  Issuance of 750,000 shares of
    Series C convertible
    preferred stock to a
    research collaborator at
    $3.00 per share in November
    1998 for cash, net of
    issuance costs of
    $20,365....................    2,229,635         --           --           --             --              --      2,229,635
  Payment on note receivable
    from related party in
    April, 1998................           --         --           --       34,500             --              --         34,500
  Net loss and comprehensive
    loss.......................           --         --           --           --             --      (3,311,570)    (3,311,570)
                                 -----------   --------   ----------    ---------    -----------    ------------    -----------
Balance at December 31, 1998...   13,565,965    297,943           --     (103,500)            --      (4,585,728)     9,174,680
  Issuance of 106,247 shares of
    common stock at
    $0.12 - $0.50 per share for
    cash under employee and
    consultant plans and to
    other investors at various
    dates in 1999, net of
    repurchases................           --     52,747           --           --             --              --         52,747
  Payment on note receivable
    from related party in July
    1999.......................           --         --           --       34,500             --              --         34,500
  Deferred stock-based
    compensation...............           --         --      736,005           --       (736,005)             --             --
  Amortization of deferred
    stock-based compensation...           --         --           --           --        183,539              --        183,539
  Compensation relating to
    options issued to
    consultants to purchase
    common stock for services
    rendered, such option
    valued using the
    Black-Scholes Valuation
    model......................           --         --       30,000           --             --              --         30,000
  Net loss and comprehensive
    loss.......................           --         --           --           --             --      (7,918,613)    (7,918,613)
                                 -----------   --------   ----------    ---------    -----------    ------------    -----------
Balance at December 31, 1999...   13,565,965    350,690      766,005      (69,000)      (552,466)    (12,504,341)     1,556,853
  Issuance of 317,617 shares of
    common stock at
    $0.12 - $1.50 per share for
    cash under employee and
    consultant option plans, in
    January, February and March
    2000 (unaudited)...........           --    347,753           --           --             --              --        347,753
  Issuance of 6,379,978 shares
    of Series C convertible
    preferred stock to
    investors at $3.00 per
    share in January 2000 for
    cash, net of issuance costs
    of $26,371 (unaudited).....   19,113,629         --           --           --             --              --     19,113,629
  Deferred stock-based
    compensation (unaudited)...           --         --    5,386,625           --     (5,386,625)             --             --
  Amortization of deferred
    stock-based compensation
    (unaudited)................           --         --           --           --        615,436              --        615,436
  Compensation relating to
    options issued to
    consultants to purchase
    common stock for services
    rendered, such option
    valued using the
    Black-Scholes Valuation
    model (unaudited)..........           --         --      165,000           --             --              --        165,000
  Net loss and comprehensive
    loss (unaudited)...........           --         --           --           --             --      (3,253,152)    (3,253,152)
                                 -----------   --------   ----------    ---------    -----------    ------------    -----------
Balance at March 31, 2000
  (unaudited)..................  $32,679,594   $698,443   $6,317,630    $ (69,000)   $(5,323,655)   $(15,757,493)   $18,545,519
                                 ===========   ========   ==========    =========    ===========    ============    ===========

See accompanying notes.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS

                                      PERIOD FROM                                     PERIOD FROM
                                       INCEPTION                                       INCEPTION
                                    (MARCH 4, 1996)                                 (MARCH 4, 1996)
                                        THROUGH                                         THROUGH          THREE MONTHS ENDED
                                     DECEMBER 31,       YEAR ENDED DECEMBER 31,      DECEMBER 31,             MARCH 31,
                                         1997             1998           1999            1999            1999          2000
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES:
Net loss...........................   $(1,274,158)    $(3,311,570)   $(7,918,613)    $(12,504,341)    $(1,871,013)  $(3,253,152)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
 Depreciation and amortization.....        28,106         220,905        498,228          747,239         101,265       171,643
 Amortization of deferred stock-
   based compensation..............            --              --        183,539          183,539              --       615,436
 Issuance of options to purchase
   common stock for services
   rendered........................            --              --         30,000           30,000              --       165,000
 Deferred rent.....................         9,496          65,952         13,222           88,670            (312)       (1,962)
 Changes in operating assets and
   liabilities:
   Accounts receivable.............      (448,653)       (315,842)       198,462         (566,033)        230,984        (8,101)
   Inventory.......................            --              --       (285,433)        (285,433)             --      (219,586)
   Prepaid expenses and other
     assets........................      (105,502)        (96,618)      (261,177)        (463,297)        (67,429)       36,409
   Accounts payable and other
     current liabilities...........       369,121         478,146        345,526        1,192,793         243,424       134,233
   Accrued compensation............        53,467         186,105        106,224          345,796          68,483       198,652
                                      -----------     -----------    -----------     ------------     -----------   -----------
Net cash used in operating
 activities........................    (1,368,123)     (2,772,922)    (7,090,022)     (11,231,067)     (1,294,598)   (2,161,428)
                                      -----------     -----------    -----------     ------------     -----------   -----------
INVESTING ACTIVITIES:
Capital expenditures...............      (507,169)       (842,006)    (1,475,908)      (2,825,083)       (502,436)     (254,311)
Proceeds from maturities of
 marketable securities.............     1,220,776       4,717,429      1,596,529        7,534,734       1,596,529            --
Purchase of marketable
 securities........................    (2,040,323)     (5,494,411)            --       (7,534,734)             --            --
Restricted cash....................      (300,000)             --        300,000               --              --            --
                                      -----------     -----------    -----------     ------------     -----------   -----------
Net cash (used in) provided by
 investing activities..............    (1,626,716)     (1,618,988)       420,621       (2,825,083)      1,094,093      (254,311)
                                      -----------     -----------    -----------     ------------     -----------   -----------
FINANCING ACTIVITIES:
Net proceeds from the sales of
 preferred shares..................     3,162,500      10,499,990             --       13,662,490              --    19,113,629
Net proceeds from the sales of
 common shares.....................        21,000          42,418         52,747          116,165          23,412       347,753
Repayment on note receivable from
 shareholder.......................            --          34,500         34,500           69,000              --            --
Proceeds from loan arrangements....       116,898         690,282      1,266,287        2,073,467              --            --
Principle payments under loan
 arrangements......................        (4,990)        (96,818)      (269,851)        (371,659)        (39,341)     (118,461)
                                      -----------     -----------    -----------     ------------     -----------   -----------
Net cash provided by (used in)
 financing activities..............     3,295,408      11,170,372      1,083,683       15,549,463         (15,929)   19,342,921
                                      -----------     -----------    -----------     ------------     -----------   -----------
Net increase (decrease) in cash
 and cash equivalents..............       300,569       6,778,462     (5,585,718)       1,493,313        (216,434)   16,927,182
Cash and cash equivalents at
 beginning of period...............            --         300,569      7,079,031               --       7,079,031     1,493,313
                                      -----------     -----------    -----------     ------------     -----------   -----------
Cash and cash equivalents at end of
 period............................   $   300,569     $ 7,079,031    $ 1,493,313     $  1,493,313     $ 6,862,597   $18,420,495
                                      ===========     ===========    ===========     ============     ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest............   $     3,747     $    44,878    $   108,121     $    156,746     $    19,318   $    43,377
                                      ===========     ===========    ===========     ============     ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING
 ACTIVITIES:
 Issuance of common stock under
   promissary note.................   $   138,000     $        --    $        --     $    138,000     $        --   $        --
                                      ===========     ===========    ===========     ============     ===========   ===========
 Conversion of accounts payable to
   convertible preferred stock.....   $    30,000     $        --    $        --     $     30,000     $        --   $    30,000
                                      ===========     ===========    ===========     ============     ===========   ===========
 Deferred stock-based compensation
   related to certain stock
   options.........................   $        --     $        --    $   736,005     $    736,005     $        --   $ 5,386,625
                                      ===========     ===========    ===========     ============     ===========   ===========


                                        PERIOD FROM
                                         INCEPTION
                                      (MARCH 4, 1996)
                                          THROUGH
                                      MARCH 31, 2000
-----------------------------------
                                           (UNAUDITED)
OPERATING ACTIVITIES:
Net loss...........................    $(15,757,493)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
 Depreciation and amortization.....         918,882
 Amortization of deferred stock-
   based compensation..............         798,975
 Issuance of options to purchase
   common stock for services
   rendered........................         195,000
 Deferred rent.....................          86,708
 Changes in operating assets and
   liabilities:
   Accounts receivable.............        (574,134)
   Inventory.......................        (505,019)
   Prepaid expenses and other
     assets........................        (426,888)
   Accounts payable and other
     current liabilities...........       1,327,026
   Accrued compensation............         544,448
                                       ------------
Net cash used in operating
 activities........................     (13,392,495)
                                       ------------
INVESTING ACTIVITIES:
Capital expenditures...............      (3,079,394)
Proceeds from maturities of
 marketable securities.............       7,534,734
Purchase of marketable
 securities........................      (7,534,734)
Restricted cash....................              --
                                       ------------
Net cash (used in) provided by
 investing activities..............      (3,079,394)
                                       ------------
FINANCING ACTIVITIES:
Net proceeds from the sales of
 preferred shares..................      32,776,119
Net proceeds from the sales of
 common shares.....................         463,918
Repayment on note receivable from
 shareholder.......................          69,000
Proceeds from loan arrangements....       2,073,467
Principle payments under loan
 arrangements......................        (490,120)
                                       ------------
Net cash provided by (used in)
 financing activities..............      34,892,384
                                       ------------
Net increase (decrease) in cash
 and cash equivalents..............      18,420,495
Cash and cash equivalents at
 beginning of period...............              --
                                       ------------
Cash and cash equivalents at end of
 period............................    $ 18,420,495
                                       ============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest............    $    200,123
                                       ============
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING
 ACTIVITIES:
 Issuance of common stock under
   promissary note.................    $    138,000
                                       ============
 Conversion of accounts payable to
   convertible preferred stock.....    $     60,000
                                       ============
 Deferred stock-based compensation
   related to certain stock
   options.........................    $  6,122,630
                                       ============

See accompanying notes.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION
Cepheid (the "Company") was incorporated in the State of California on March 4, 1996. The Company was organized to develop new technology platforms that exploit the advantages of micromachining, microelectronics, and microfluidic technologies to create automated, integrated, miniaturized instrument systems for life sciences research, clinical diagnostics, industrial testing and pharmacogenomics markets.

The Company's activities to date have consisted principally of raising capital, arranging for facilities, acquiring equipment and licensing rights, recruiting managerial and technical personnel, implementing document control and designing and developing instrument systems. Accordingly, the Company is considered to be in the development stage at March 31, 2000. The statement of operations for the year ended December 31, 1997 included approximately $95,000 of expenses incurred from our inception (March 4, 1996) to December 31, 1996 related to fundraising activities. Although we were formed in March 1996, we did not receive our initial financing until March 1997.

At December 31, 1999 and March 31, 2000, the Company had incurred an accumulated deficit of approximately $12,500,000 and $15,757,000, respectively. The Company has and expects to continue to finance its activities principally through revenue sources, sales of its equity securities (see Note 10), and capital equipment financing.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements of Cepheid include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

UNAUDITED PRO FORMA INFORMATION
In February 2000, the Board of Directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma shareholders' equity at March 31, 2000, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

INTERIM FINANCIAL DATA
The consolidated financial information at March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited but has been prepared on the same basis as the annual consolidated

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the consolidated financial position at such dates and the consolidated operating results and cash flows for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period.

REVENUE RECOGNITION
Contract revenues related to best efforts, research and development agreements and government grants are recognized as the related services are performed. Under these agreements, the Company is required to perform specific research and development activities and is reimbursed based on the costs associated with each specific contract over the term of the agreement. Milestone related revenues are recognized upon the achievement of the specified milestone. Deferred revenue is recorded when funds are received in advance of services to be performed.

Product revenue is recognized upon delivery and the transfer of title to customers, net of allowances for estimated returns, if any.

RESEARCH AND DEVELOPMENT
Research and development expenses consist of costs incurred for company-sponsored and collaborative research and development activities. These costs include direct and research-related overhead expenses. Research and development expenses under collaborative agreements and government grants approximate the revenue recognized under such agreements. The Company expenses research and development costs as such costs are incurred.

CASH AND CASH EQUIVALENTS
Cash equivalents consist of highly liquid investments with original maturities of three months or less. At December 31, 1998, 1999 and March 31, 2000, the Company had $6,929,634, $1,493,015 and $18,343,332, respectively, in a money market fund which invests in various U.S. government securities including Treasury bills, notes and bonds.

SHORT-TERM INVESTMENTS
The Company classifies its short-term investments as available-for-sale and records its investments at fair market value in accordance with Statement of Financial Accounting Standards No. 115. Available-for-sale securities are carried at amounts that approximate fair market value based on quoted market prices. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. Interest on securities classified as available-for-sale is also included in interest income. The Company has experienced no realized gains or losses on its short-term investments. At December 31, 1998, short-term investments consisted of U.S. government securities with an average maturity of 90 days, and a fair value of $1,596,529, which approximated amortized cost. There were no short-term investments as of December 31, 1999 and March 31, 2000.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost. Depreciation is calculated using the straight-line method, and the cost is amortized over the estimated useful lives of the assets, which range from three to five

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter.

IMPAIRMENT OF LONG-LIVED ASSETS
In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through March 31, 2000, there have been no such losses.

STOCK-BASED COMPENSATION
As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for stock options granted to employees and directors using the intrinsic value method and; accordingly, does not recognize compensation expense for stock options granted to employees with exercise prices equal to the fair value of the underlying common shares. Options granted to non-employees have been accounted for in accordance with SFAS 123 and Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services," and may be periodically re-measured with the resulting value charged to expense over the period of the related services being rendered.

INVENTORIES
Inventories are stated at the lower of standard cost (which approximates actual cost) or market. At December 31, 1999 and March 31, 2000, inventories consisted mainly of raw materials.

COMPREHENSIVE INCOME (LOSS)
As of January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities to be included in other comprehensive income. For the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000, comprehensive loss equaled net loss as other comprehensive income (loss) was zero.

SEGMENT REPORTING
Effective in January 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. The Company has determined that it operates in only one segment and accordingly, the adoption of SFAS 131 had no impact on the financial statements.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NET LOSS PER SHARE
Basic net loss per share has been calculated based on the weighted-average number of common shares outstanding during the period, less shares subject to the Company's right of repurchase. Diluted net loss per share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock, stock options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

The computation of pro forma basic and diluted net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if converted method) from the original date of issuance.

The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share:

                                   PERIOD FROM
                               INCEPTION (MARCH 4,                                         THREE MONTHS
                                  1996) THROUGH        YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                                DECEMBER 31, 1997        1998           1999           1999            2000
---------------------------------------------------------------------------------------------------------------
Net loss allocable to common
  shareholders...............      $(1,274,158)       $(3,311,570)   $(7,918,613)   $(1,871,013)   $(22,366,781)
                                   ===========        ===========    ===========    ===========    ============
Basic and diluted:
  Weighted-average shares of
    common stock
    outstanding..............        5,112,493          6,501,013      6,834,552      6,791,443       6,871,177
  Less: weighted-average
    shares subject to
    repurchase...............       (4,945,103)        (4,086,926)    (2,670,589)    (3,376,170)     (1,806,545)
                                   -----------        -----------    -----------    -----------    ------------
  Shares used in computing
    basic and diluted net
    loss per share...........          167,390          2,414,087      4,163,963      3,415,273       5,064,632
                                   ===========        ===========    ===========    ===========    ============
Basic and diluted net loss
  per share..................      $     (7.61)       $     (1.37)   $     (1.90)   $     (0.55)   $      (4.42)
                                   ===========        ===========    ===========    ===========    ============
Pro forma basic and diluted:
  Shares used above..........                                          4,163,963                      5,064,632
  Pro forma adjustment to
    reflect weighted-average
    effect of assumed
    conversion of preferred
    stock (unaudited)........                                          6,946,658                     13,326,636
                                                                     -----------                   ------------
  Shares used in computing
    pro forma basic and
    diluted net loss per
    share (unaudited)........                                         11,110,621                     18,391,268
                                                                     ===========                   ============
Pro forma basic and diluted
  net loss per share
  (unaudited)................                                        $     (0.71)                  $      (1.22)
                                                                     ===========                   ============

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following:

                                                DECEMBER 31,                         MARCH 31,
                                      1997          1998          1999          1999          2000
------------------------------------------------------------------------------------------------------
Convertible preferred stock......   2,530,000     6,946,658     6,946,658     6,946,658     13,326,636
Outstanding options..............     495,920       199,880       289,360       176,330        540,276
Warrants.........................      32,000       306,797       320,397       320,397        320,397
                                   ----------    ----------    ----------    ----------    -----------
         Total...................   3,057,920     7,453,335     7,556,415     7,443,385     14,187,309
                                   ==========    ==========    ==========    ==========    ===========
Weighted average exercise price
  of options.....................  $     0.11    $     0.18    $     0.39    $     0.26    $      2.39
                                   ==========    ==========    ==========    ==========    ===========
Weighted average exercise price
  of warrants....................  $     1.75    $     2.49    $     2.49    $     2.49    $      2.49
                                   ==========    ==========    ==========    ==========    ===========

SIGNIFICANT CONCENTRATIONS
Financial instruments that potentially subject the company to concentrations of credit risk primarily consist of cash equivalents and marketable securities.

The Company relies on several companies as the sole source of various materials in its manufacturing process. Any extended interruption in the supply of these materials could result in the failure to meet customer demand.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

In March 1998, the ACIPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that the entities capitalize certain costs related to internal use software once certain criteria have been met. The Company adopted the provisions of SOP 98-1 on January 1, 1999. Through December 31, 1999, the Company has capitalized approximately $350,000 relating to the purchase and installation of enterprise resource planning, accounting, cadcam and documentation systems for internal use. The assets are depreciated using the straight line method over a useful life which is expected to be five years.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no impact on the Company's historical revenue recognition policy.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LICENSE AGREEMENTS

LAWRENCE LIVERMORE NATIONAL LABORATORY
The Company has a worldwide exclusive license with Lawrence Livermore National Laboratory ("LLNL") to use or sublicense certain patent rights and to make, have made, import, and use certain licensed products relating to the patent rights for the use of rapid thermal cycling technology with real time optical detection for nucleic acid amplification.

In consideration for this technology, the Company paid LLNL an issue fee of $150,000 in 1997, which is included in research and development expense in that year. Upon commercialization of any product containing the licensed technology, including the Smart Cycler system, the Company will pay royalties to LLNL based on net sales.

PE BIOSYSTEMS
In April 2000, the Company entered into a non-exclusive license agreement with PE Biosystems for the use of a thermal cycling technology in specific fields. The license required the Company to pay a fee of approximately $120,000 upon the execution of the agreement and to pay royalties on future product sales.

3. GRANT AND OTHER GOVERNMENT SPONSORED RESEARCH AGREEMENTS

THE EDGEWOOD RESEARCH, DEVELOPMENT AND ENGINEERING CENTER
In September 1996, The Company entered into a research and development contract with the Edgewood Research, Development and Engineering Center ("ERDEC"), a department of the U.S. government. The agreement provides for research and development funding as well as certain milestone payments to the Company upon the occurrence of specific events as defined in the agreement. The agreement and its related service agreement terminated in February 2000.

Total revenue of $1,325,081 (95% of total grant and government-sponsored research revenue), $1,112,925 (39% of total grant and government-sponsored research revenue), $54,328 (2% of total grant and government-sponsored research revenue) and $2,212 (1% of total grant and government-sponsored research revenue) was recognized for the period from inception (March 4, 1996) through December 31, 1997, for the years ended December 31, 1998 and 1999, and for the three months ended March 31, 2000, respectively.

US DEPARTMENT OF THE ARMY
In November 1997, the Company entered into an agreement with the US Army to conduct research and development services relating to the design and development of a specified device. The agreement was modified in May 1998 and in August 1998. The agreement provides for research and development cost-plus-fixed-fee funding and is performed on the "best-efforts" basis. The aggregate funding for the agreement, including all modifications, totaled $1,349,545. The contract termination date has been extended to January 2001 and includes additional funding. Revenue recognized under this research agreement was $262,412 (9% of total grant and government sponsored research revenue), $976,071 (43% of total grant and government sponsored research revenue) and $111,062 (17% of total grant

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and government-sponsored research revenue) for the years ended December 31, 1998 and 1999, and for the three months ended March 31, 2000, respectively.

GRANT FROM THE DEFENSE ADVANCED RESEARCH PROJECTS AGENCY
In May 1998, the Company received a three-year grant of approximately $5,000,000 from the Defense Advanced Research Projects Agency ("DARPA") to perform research and development on the design and development of a specific device. Over the three year period, approximately $1,000,000 of this amount directly funds work by the United States Military Institute for Infectious Disease ("USAMRIID"), a subcontractor to the Company under the grant. The Company estimates that up to an additional $750,000 funded to the Company will in turn fund other subcontractors under the grant over the same period. The associated revenue and expense related to these subcontractors will appear in the Company's statement of operations. The three-year grant is subject to annual funding approval. For the first and second years of the program, $1,057,254 and $1,643,013, respectively have been awarded. Such amounts exclude funding for the USAMRIID subcontract. Costs associated with the research and development activities under this grant for the years ended December 1998 and 1999, and for the three months ended March 31, 2000, approximate the revenue recognized of $882,213 (31% of total grant and government sponsored research revenue), $968,348 (43% of total grant and government sponsored research revenue) and $395,813 (60% of total grant and government-sponsored research revenue), respectively.

4. RESEARCH AND DEVELOPMENT ARRANGEMENT

In November 1998, the Company entered into a joint research and development collaboration and supply agreement with Innogenetics NV which provides funding for best efforts research and development activities to the Company. The contract does not have a specified term, however, termination may occur upon mutual consent of the parties or by contract breach. Funding under this arrangement approximates $1.4 million and revenue recognized under this research arrangement was $476,125, $730,817 and $109,665 for the years ended December 31, 1998 and 1999, and for the three months ended March 31, 2000, respectively.

In November 1998, in conjunction with the agreement, Innogenetics purchased 750,000 shares of Series C preferred stock at $3.00 per share.

5. DISTRIBUTION AGREEMENT

In January 2000, the Company entered into a co-exclusive, multi-year agreement with Fisher Scientific Company L.L.C. ("Fisher") to market the Cepheid Smart Cycler(R) system in the United States. Under the terms of the agreement, the Company granted to Fisher the co-exclusive right to distribute the Company's thermal cyclers, accessories and reaction tubes in the United States and certain foreign countries into the life science market. The term of the agreement extends for three years from the date of the Company's initial product launch and remains in force for successive six month periods unless either party gives written notice of non-renewal. The Company may also terminate the co-exclusivity of the distribution rights if Fisher fails to achieve certain sales targets.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. JOINT VENTURE AGREEMENT

In February 2000, the Company entered into a joint venture shareholder agreement with Infectio Diagnostics (I.D.I.) Inc. ("Infectio"). The joint venture, Aridia Corp., was created primarily to engage in the business of developing, producing and exploiting a series of innovative human diagnostic systems and products for rapid identification of pathogens responsible for human infectious diseases. Both the Company and Infectio hold an equal portion in the joint venture. The agreement provides that each party sell products to the joint venture at defined transfer prices, and each party will share equally in the net profits. In conjunction with this agreement, a Joint Technology and Collaboration Agreement was also signed between Aridia Corp. and both Infectio and the Company. Due to the early stage of this arrangement, no amounts were incurred by or recorded as a result of the joint venture through March 31, 2000.

7. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                    DECEMBER 31,
                                                                 1998          1999
--------------------------------------------------------------------------------------
Scientific equipment........................................  $  613,033    $1,496,683
Office furniture, computers and equipment...................     638,541     1,025,233
Leasehold improvements......................................      97,601       303,167
                                                              ----------    ----------
                                                               1,349,175     2,825,083
Less accumulated depreciation and amortization..............    (249,011)     (747,239)
                                                              ----------    ----------
                                                              $1,100,164    $2,077,844
                                                              ==========    ==========

8. EQUIPMENT FINANCING

In July 1997, the Company entered into an initial equipment financing agreement with a financing company for up to $1,000,000. In March 1999, the equipment line was increased to $2,530,000 which the Company could draw upon through December 31, 1999. As of December 31, 1998 and 1999, the Company had financed $807,180 and $2,073,467, respectively, in equipment purchases under this agreement. The equipment loans are to be repaid over 42 months at interest rates ranging from 11.49% to 12.90% and are secured by the related equipment.

In November 1999, $306,000 of the financed amount was deposited with the financing company in accordance with a negative covenant pledge agreement which stipulated that such a payment is required if the Company failed to meet certain on-hand cash requirements during the life of the agreement. The deposit was refunded to the Company in March 2000 upon meeting those requirements. As of December 31, 1999, this deposit was included in "prepaid expenses and other current assets."

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In conjunction with the original agreement, the Company issued the financing company a warrant to purchase 32,000 shares of the Company's Series A Preferred Stock at $1.75 per share (see Note 10). The warrant is exercisable immediately. In conjunction with a March 1999 amendment to the agreement, the Company issued the financing company a warrant to purchase 13,600 shares of the Company's common stock at an exercise price of $2.35 per share. The warrant is exercisable immediately. The value of all warrants issued to the financing company, determined using a Black-Scholes valuation model, was immaterial for accounting purposes; therefore, no value was recorded related to these warrants.

Future minimum principal payments under the equipment financing arrangement at December 31, 1999 are as follows:

                  YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------
     2000...................................................  $  681,947
     2001...................................................     685,604
     2002...................................................     539,513
     2003...................................................     152,138
                                                              ----------
          Total minimum payments............................   2,059,202
     Amount representing interest...........................    (357,394)
                                                              ----------
     Present value of future payments.......................   1,701,808
     Current portion of equipment financing.................    (496,742)
                                                              ----------
     Noncurrent portion of equipment financing..............  $1,205,066
                                                              ==========

9. FACILITY LEASE

The Company leases its facilities under an operating lease. This lease expires July 31, 2003 with renewal option at the end of the initial term of the lease. Lease payments under this operating lease are subject to future increases based on the Consumer Price Index. In connection with the facility lease agreement the Company obtained an irrevocable standby letter of credit in the amount of $300,000 to secure its building lease, which is included in "other assets" at December 31 1998. This requirement was terminated in March 1999.

Minimum annual rental commitments under the operating leases at December 31, 1999 are as follows:

                  YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------
     2000...................................................  $  424,598
     2001...................................................     434,688
     2002...................................................     444,672
     2003...................................................     262,080
                                                              ----------
          Total minimum payments............................  $1,566,038
                                                              ==========

Rent expense for the period from inception (March 5, 1996) through December 31, 1997, and for the years ended December 31, 1998 and 1999 was $111,117, $401,952 and $423,493, respectively.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In March 2000, the Company leased additional facilities adjacent to the existing property primarily for manufacturing and customer service operations. The term of the lease is two years commencing on May 1, 2000. Minimum annual rental commitments under the operating lease is $209,050, $319,225 and $107,350 for the years ended December 31, 2000, 2001 and 2002, respectively.

10. SHAREHOLDERS' EQUITY

COMMON STOCK
In January 2000, the Company's Board of Directors approved an amendment to the Company's articles of incorporation which increased the number of authorized shares of common stock to 30,000,000 shares.

FOUNDERS AND DIRECTORS' SHARES
From August 1996 to August 1997, the Company issued 5,876,000 shares of common stock to founders and directors of the Company. Generally, these common shares are subject to the Company's lapsing right of repurchase. This right lapses ratably over a period of 48 months from the date of purchase. There are 1,568,040 and 960,000 shares subject to repurchase by the Company as of December 31, 1999 and March 31, 2000.

CONVERTIBLE PREFERRED STOCK
The following table describes information with respect to the series of convertible preferred stock outstanding:

                                                  SHARES ISSUED     ISSUANCE PRICE     PREFERENCE IN
                                                 AND OUTSTANDING       PER SHARE        LIQUIDATION
----------------------------------------------------------------------------------------------------
Series A.....................................       2,530,000            $1.25          $ 3,162,500
Series B.....................................       3,666,658             2.25            8,249,981
Series C.....................................         750,000             3.00            2,250,000
                                                   ----------                           -----------
Balance, December 31, 1999...................       6,946,658                            13,662,481
Series C.....................................       6,379,978             3.00           19,139,934
                                                   ----------                           -----------
Balance, March 31, 2000......................      13,326,636                           $32,802,415
                                                   ==========                           ===========

Series A, B and C convertible preferred shareholders are entitled to noncumulative annual dividends, when and if declared by the board of directors, of $.08, $.14 and $.18 per share, respectively, payable in preference to common stock dividends. No dividends have been declared or paid by the Company to date.

Series A, B and C convertible preferred shares have a liquidation preference of $1.25, $2.25 and $3.00 per share, respectively, plus all declared but unpaid dividends. Upon liquidation, after payment of the full liquidation preference has been made to the Series A, B and C shareholders, the remaining assets of the Company, if any, shall be distributed ratably among the common shareholders. If the assets available for distribution to the preferred shareholders are insufficient to pay such shareholders the full preferential amount, then the available assets shall be ratably distributed first to the shareholders of Series B and C as a single class, with any remaining assets payable to Series A preferred shareholders.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Preferred stock is convertible at any time at the option of the shareholder. As of March 2000, each share of Series A, B and C convertible stock is convertible into one share of common stock plus any accumulated and unpaid dividends. The conversion ratio is adjustable under certain circumstances including stock splits or dividends. Each share of Series A, B and C convertible preferred stock automatically converts into common stock at the conversion rate in the event of an underwritten public offering of the Company's common stock at an offering price of not less than $5.00 per share and with aggregate net proceeds to the Company, after deduction of underwriting commissions and expenses, of at least $10,000,000 or upon approval by the majority of the preferred shareholders of each series. Each share of convertible preferred stock votes equally with shares of common stock on an "if-converted" basis.

CHANGE IN AUTHORIZED SHARES
In January 2000, the Board of Directors increased the authorized number of shares of Series C Preferred Stock to 7,130,000 shares. In March 2000, the Board of Directors approved an amendment to the Company's articles of incorporation. In that amendment, the Company is authorized to issue 100,000,000 shares of its common and 5,000,000 shares of preferred stock. This amendment to the articles of incorporation is subject to stockholder approval.

DEEMED DIVIDEND
In January through March 2000, the Company consummated the sale of 6,379,978 shares of Series C convertible preferred stock from which the Company received proceeds of approximately $19.1 million or $3.00 per share. At the date of issuance, the Company believed the per share price of $3.00 represented the fair value of the preferred stock. Subsequent to the commencement of the Company's initial public offering process, Cepheid re-evaluated the fair value of its common stock as of January and March 2000. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $19.1 million, that has been recorded as a deemed dividend to preferred shareholders in 2000. The Company recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid-in-capital, without any effect on total shareholders' equity. This change was made against additional paid in capital as the Company did not have retained earnings from which it could have deducted a deemed dividend. The preferred stock dividend increases the net loss allocable to common shareholders in the calculation of basic and diluted net loss per common share for the three months ended March 31, 2000. The guidelines set forth in the Emerging Issues Task Force Consensus No. 98-5 limit the amount of the deemed dividend to the amount of the proceeds of the related financing.

WARRANTS
In connection with the equipment financing agreement entered into in October 1997 and amended in March 1999, the Company issued warrants to purchase 32,000 shares of Series A convertible preferred stock at an exercise price of $1.75 per share and 13,600 shares of common stock at an exercise price of $2.35 per share. The Series A warrant expires on the earliest of October 9, 2003, or the day prior to the effectiveness of a registration statement covering an underwritten offering of the Company's securities with aggregate proceeds of at least $15,000,000, or a merger or sale of substantially all of the Company's assets. The common stock warrant expires March 16, 2005. The warrants are exercisable immediately. The value of the warrants was insignificant for accounting purposes.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with the Series B Preferred Stock offering in 1998, the Company issued warrants to purchase 274,797 shares of common stock at an exercise price of $2.58 per share to the private placement agent for the Series B Preferred Stock financing. The warrants expire on April 30, 2003. The warrants are exercisable immediately as of the issue date of April 22, 1998. Because these warrants are considered equity issuance costs, no value was recorded since the net impact on Shareholders' equity would have been zero.

A summary of warrants to purchase stock at December 31, 1999 and March 31, 2000 is as follows:

                                                                     NUMBER OF   EXERCISE
                 DESCRIPTION                          STOCK          WARRANTS     PRICE     EXPIRATION
------------------------------------------------------------------------------------------------------
Lease financing arrangements..................  Series A Preferred     32,000     $1.75        2003
Issuance of Series B..........................        Common          274,797     $2.58        2003
Lease financing arrangements..................        Common           13,600     $2.35        2005
                                                                      -------
                                                                      320,397
                                                                      =======

Stock Option Plan
On April 16, 1997, the Board of Directors approved a stock option plan (the "Plan") and initially reserved 2,000,000 shares for issuance thereunder. In January 2000, the Board of Directors and the shareholders approved an amendment to reserve an additional 800,000 shares for issuance under the Plan. As of December 31, 1999 and March 31, 2000, 711,463 and 892,930 shares remain available for future grant, respectively. Under the Plan, incentive stock options may be granted to employees, and nonstatutory stock options may be granted to employees, directors and consultants. Options are granted at an exercise price of not less than the fair value per share of the common stock on the date of grant and expire not later than ten years from the date of grant. The options may be exercised immediately upon grant, however, the shares issuable upon exercise of the options are subject to a lapsing right of repurchase by the Company. Options under the Plan generally vest 25% one year after the date of grant and then on a pro rata basis over the following 36 months. An aggregate 483,205 and 701,978 shares are subject to repurchase at an aggregate repurchase price of $102,919 and $408,315 as of December 31, 1999 and March 31, 2000, respectively. Such repurchase rights will lapse at a minimum rate of 25% per annum and over a period of time not to exceed four years from the date the option was granted.

Pro forma net loss and net loss per share information has been determined as if the Company had accounted for its employee stock options granted under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model, with the following weighted-average assumptions: risk-free interest rates of 6.5%, 5.75% and 6.0% for grants in fiscal 1997, 1998 and 1999, respectively; a weighted-average expected life of five years; and a dividend yield of zero. The weighted-average fair value of options granted during 1997, 1998, and 1999 was $0.03, $0.05 and $2.99, respectively.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The Company's pro forma information is as follows (in thousands except for per share data):

                                                          PERIOD FROM
                                                           INCEPTION
                                                        (MARCH 4, 1996)
                                                            THROUGH
                                                         DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                                             1997            1998           1999
---------------------------------------------------------------------------------------------------
Net loss attributable to common shareholders:
  As reported.........................................      $(1,274)        $(3,312)       $(7,919)
  Pro forma...........................................      $(1,276)        $(3,317)       $(7,939)
Basic and diluted net loss per share:
  As reported.........................................      $ (7.61)        $ (1.37)       $ (1.90)
  Pro forma...........................................      $ (7.62)        $ (1.37)       $ (1.91)

The fair value option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of option activity is as follows:

                                                                 OUTSTANDING STOCK OPTIONS
                                                              SHARES                    WEIGHTED
                                                            AVAILABLE                   AVERAGE
                                                            FOR FUTURE      NUMBER      EXERCISE
                                                              GRANT        OF SHARES     PRICE
------------------------------------------------------------------------------------------------
  Authorized.............................................   2,000,000            --           --
  Granted................................................    (503,720)      503,720        $0.11
  Forfeited..............................................       7,800        (7,800)       $0.05
                                                            ---------      --------
Balance, December 31, 1997...............................   1,504,080       495,920        $0.11
  Granted................................................    (615,690)      615,690        $0.19
  Exercised..............................................          --      (888,930)       $0.14
  Forfeited..............................................      22,800       (22,800)       $0.09
                                                            ---------      --------
Balance, December 31, 1998...............................     911,190       199,880        $0.18
  Granted below fair value...............................    (266,950)      266,950        $0.50
  Exercised..............................................          --      (122,470)       $0.45
  Forfeited..............................................      55,000       (55,000)       $0.35
  Repurchased............................................      12,223            --        $0.35
                                                            ---------      --------
Balance, December 31, 1999...............................     711,463       289,360        $0.39
  Authorized (unaudited).................................   1,000,000            --           --
  Granted below fair value (unaudited)...................    (632,450)      632,450        $2.41
  Exercised (unaudited)..................................          --      (381,534)       $0.92
  Repurchased (unaudited)................................      13,917            --        $0.14
                                                            ---------      --------
Balance, March 31, 2000 (unaudited)......................   1,092,930       540,276        $2.39
                                                            =========      ========

The following table summarizes information about exercisable options outstanding at December 31, 1999:

                                                              OPTIONS OUTSTANDING AND EXERCISABLE
                                                                               WEIGHTED AVERAGE
                                                               NUMBER          CONTRACTUAL LIFE
                       EXERCISE PRICE                         OF SHARES      REMAINING (IN YEARS)
-------------------------------------------------------------------------------------------------
$0.05.......................................................     7,200                       7.16
 0.12.......................................................    45,380                       6.89
 0.22.......................................................    30,500                       8.57
 0.30.......................................................     5,800                       8.73
 0.35.......................................................    16,930                       8.96
 0.50.......................................................   183,550                       6.83
                                                              --------                      -----
                                                               289,360                       7.20
                                                              --------                      -----
                                                              --------                      -----

STOCK-BASED COMPENSATION
During the year ended December 31, 1999 and the three months ended March 31, 2000, in connection with stock option grants to employees, deferred stock compensation was recorded totaling $736,005,

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and $5,386,625, respectively, representing the difference between the deemed fair value of the common stock for financial reporting purposes and the exercise price of the underlying options. This amount is recorded as a reduction of shareholders' equity and is being amortized over the vesting period of the individual options, generally four years. The Company recorded amortization of deferred stock compensation of $183,539 and $615,436 for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively.

During the years ended December 31, 1998 and 1999 and during the three months ended March 31, 2000, the Company granted 21,200, 4,800 and 9,600 nonqualified common stock options to consultants at exercise prices that range from $0.12 to $1.50 per share for services rendered, respectively. Such options are included in the option tables disclosed above. The options generally vest over two years and have expiration dates which range from the end of the term of the consulting agreements to ten years after the grant date. Expense of $30,000 and $165,000 was recognized in 1999 and for the three months ended March 31, 2000, respectively, related to these transactions. The related expense in 1998 was not material. The fair value of these options was estimated using the Black-Scholes model, with the following weighted-average assumptions: risk-free interest rate of 5.75%, 6.0% and 6.0% for grants in fiscal 1998, 1999 and in the three months ended March 31, 2000, respectively; a weighted-average expected life of five years; a dividend yield of zero and expected volatility of the Company's common stock of 0.7.

RESERVED SHARES
The Company has reserved shares of common stock for future issuance as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1999           2000
----------------------------------------------------------------------------------------
Stock Options:
  Options outstanding.......................................      289,360        540,276
  Reserved for future grants................................      711,463      1,092,930
Convertible preferred stock:
  Issued and outstanding....................................    6,946,658     13,326,636
Warrants outstanding........................................      320,397        320,397
                                                                ---------     ----------
                                                                8,267,878     15,280,239
                                                                =========     ==========

NOTE RECEIVABLE FROM SHAREHOLDER
During 1997, the Company loaned $138,000 to an employee for the purchase of common stock upon the exercise of the employee's stock options. The employee paid 4% of the total exercise price, and the Company loaned the employee the remaining 96% of the purchase price subject to a full-recourse note. The loan bears interest at 7.0%. The principle sum of the note is due on April 16, 2001 along with all unpaid interest. At December 31, 1997, 1998 and 1999, the balances of $138,000, $103,500 and $69,000, respectively, were outstanding on the promissory note.

2000 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
In March 2000, the Company adopted the 2000 Nonemployee Directors Stock Option Plan ("the Directors Plan") and reserved a total of 200,000 shares of common stock for issuance thereunder.

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Each nonemployee director who becomes a director of the Company will be automatically granted a nonstatutory stock option to purchase 15,000 shares of common stock on the date on which such person first becomes a director. At the first board meeting following each annual shareholders meeting, beginning with the first board meeting after the first Annual Shareholders Meeting, each nonemployee director then in office for over six months will automatically be granted a nonstatutory option to purchase 5,000 shares of common stock. The exercise price of options under the Directors Plan will be equal to the fair market value of the common stock on the date of the grant. The term of these options is 10 years. The Directors Plan will terminate in March 2010, unless terminated earlier in accordance with the provisions of the Directors Plan.

11. INCOME TAXES

The Company has no provision for U.S. federal or state income taxes for any period as it has incurred operating losses in all periods and for all jurisdictions.

As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $11,900,000. The Company also had federal research and development tax credit carryforwards of approximately $300,000. The net operating loss and credit carryforwards will expire at various dates beginning in 2006 through 2019, if not utilized.

Utilization of the net operating losses and credit carryforwards may be subject to a substantial annual limitation due to ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Significant components of the Company's deferred tax assets are as follows:

                                                                    DECEMBER 31,
                                                                 1998          1999
--------------------------------------------------------------------------------------
Net operating loss carry forwards...........................  $1,800,000    $4,500,000
Research and other credit carry forwards....................     200,000       500,000
Other -- Net................................................     100,000       100,000
                                                              ----------    ----------
Total deferred tax assets...................................   2,100,000     5,100,000
Valuation allowance for deferred tax assets.................  (2,100,000)   (5,100,000)
                                                              ----------    ----------
Net deferred tax assets.....................................  $       --    $       --
                                                              ==========    ==========

Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $600,000 and $1,500,000 during the periods ended December 31, 1997 and December 31, 1998, respectively.

12. BENEFIT PLAN

Effective January 1, 1998, the Company adopted a 401(k) plan that allows eligible employees to contribute up to $10,000 of their qualified compensation subject to IRS limits. The Company has the

--------------------------------------------------------------------------------

CEPHEID
(A DEVELOPMENT STAGE COMPANY)
DECEMBER 31, 1999
(INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

discretion to make matching contributions each year. For the years ended December 31, 1998 and 1999, the Company did not make any matching contributions.

13. SUBSEQUENT EVENTS (UNAUDITED)

In April 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 200,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount up to a maximum of 15% of compensation through payroll deductions during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. The initial offering period will commence on the effective date of the initial public offering and will end in June 2002. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first business day of each year, beginning January 1, 2001, equal to the lesser of 200,000 shares, 0.75% of the outstanding shares on the date of the annual increase or such amount as may be determined by the Board.

--------------------------------------------------------------------------------

 Cepheid's Smart Cycler System commercially available May 1, 2000 through Fisher
                                                                      Scientific

Description of artwork

Inside back cover, p. 6

Full page photograph of Smart Cycler System, including Smart Cycler instrument, computer monitor, mini-centrifuge, tube racks, cooling block and reaction tubes.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 [CEPHEID LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by Cepheid, other than the underwriting discounts and commissions payable by Cepheid in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                 AMOUNT
                               TO BE PAID
------------------------------------------------------------------------
Registration fee............................................  $   18,216
NASD filing fee.............................................       9,700
Nasdaq National Market listing fee..........................      95,000
Blue sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     225,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     350,000
Director and officer liability insurance....................     165,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous expenses......................................      72,084
                                                              ----------
          Total.............................................  $1,300,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 315 of the California General Corporation Law permits indemnification of officers and directors and other corporate agents under certain circumstances and subject to certain limitations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the full extent permitted by California General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under California law. In addition, we intend to enter into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in our Articles of Incorporation and Bylaws and the indemnification of our officers and directors under the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and our officers and directors for certain liabilities arising under the Securities Act, or otherwise. Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of officers and directors.

We also intend to maintain director and officer liability insurance, if available on reasonable terms, to insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Company and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since our incorporation in August 1996, we have sold and issued the following securities:

1. In March 1997, we sold 2,530,000 shares of Series A preferred stock to 30 investors for aggregate consideration of $3,162,500.

2. In April 1998, we sold 3,666,658 shares of Series B preferred stock to 38 investors for aggregate consideration of $8,249,980.

3. In November 1998, we sold 750,000 shares of Series C preferred stock to Innogenetics, N.V. for an aggregate consideration of $2,250,000.

4. In January to March 2000, we sold 6,379,978 shares of Series C preferred stock to 150 investors for aggregate consideration of $19,140,000.

5. From inception through March 31, 2000, we issued 7,188,794 shares of common stock at prices ranging from $0.005 to $1.50, and we have options outstanding to purchase an aggregate of 540,276 shares of common stock with exercise prices ranging from $0.05 to $6.00 per share. From inception through March 31, 2000, options to purchase 1,366,794 shares of common stock were exercised for aggregate consideration of approximately $524,000 net of repurchased shares.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

The issuances of securities described in Items 1 through 5 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. With respect to the issuance of stock options described in Item 5, an exemption from registration was unnecessary in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act. The sale and issuance of securities and the exercise of options described in Item 5 are deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided in Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were fixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


 EXHIBIT
  NUMBER                       DESCRIPTION OF DOCUMENT
-------------------------------------------------------------------------
 *1.1        Form of Underwriting Agreement
 *3.1        Amended and Restated Articles of Incorporation
 *3.2        Amended and Restated Bylaws
  4.1        Reference is made to Exhibits 3.1 and 3.2
 *4.2        Specimen Common Stock Certificate
  5.1++      Opinion of Heller Ehrman White & McAuliffe LLP
*10.1        Standard Industrial Lease, dated October 21, 1997, between
             Cepheid and Marin County Employees Retirement Association.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


 EXHIBIT
  NUMBER                       DESCRIPTION OF DOCUMENT
*10.2        Consent of Landlord and Lease Agreement among Cepheid, AMB
             Property, L.P. and SIMCO Electronics, dated March 28, 2000.
*10.3        1997 Stock Option Plan, as amended
*10.4        2000 Employee Stock Purchase Plan
*10.5        2000 Non-Employee Directors' Stock Option Plan
*10.6        Form of Indemnification Agreement between Cepheid and its
             officers and directors.
*10.7        Promissory Note, dated June 4, 1997 between Cepheid and M.
             Allen Northrup, Ph.D.
*10.8        Amended and Restated Investor Rights Agreement, dated
             January 21, 2000 among Cepheid and certain shareholders of
             Cepheid.
*10.9+       License Agreement, dated January 16, 1996, between Cepheid and The Regents of the University of California, Lawrence
             Livermore National Laboratory.
*10.10+      Letter Agreement, dated January 10, 2000, between Cepheid
             and Fisher Scientific Company LLC.
*10.11+      Development and Supply Agreement, dated November 17, 1998, between Cepheid and Innogenetics N.V.
*10.12       Joint Technology and Collaboration Agreement, dated February
             4, 2000, among Cepheid, Aridia Corp. and Infectio Diagnostic
             (I.D.I.) Inc.
*10.13       Shareholders Agreement, dated February 4, 2000, among
             Cepheid, Aridia Corp. and Infectio Diagnostic (I.D.I.) Inc.
*10.14+      License and Supply Agreement, dated February 4, 2000,
             between Cepheid and Aridia Corp.
*10.15+      License and Supply Agreement, dated February 4, 2000,
             between Aridia Corp. and Infectio Diagnostic (I.D.I.) Inc.
*10.16+      Thermal Cycler Supplier Agreement, dated April 15, 2000,
             between Cepheid and PE Biosystems, a division of PE
             Corporation.
 23.1        Consent of Ernst & Young LLP, Independent Auditors.
 23.2        Consent of Heller Ehrman White & McAuliffe LLP. Reference is
             made to Exhibit 5.1.
*24.1        Power of Attorney. Reference is made to the signature page.
*27.1        Financial Data Schedule.


-------------------------
 * Previously filed.


 + Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the SEC.


++ Replaces previously filed exhibit.

(b) FINANCIAL STATEMENT SCHEDULE.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on the 8th day of June 2000.


                                          CEPHEID

                                          By:      /s/ THOMAS L. GUTSHALL
                                            ------------------------------------
                                                     Thomas L. Gutshall
                                            Chairman and Chief Executive Officer


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                       SIGNATURE                                       TITLE                   DATE
                       ---------                                       -----                   ----
/s/ THOMAS L. GUTSHALL                                    Chairman of the Board,           June 8, 2000
--------------------------------------------------------  Chief Executive Officer
Thomas L. Gutshall                                        and Director
                                                          (Principal Executive Officer)

/s/ KURT PETERSEN, PH.D.                                  President, Chief Operating       June 8, 2000
--------------------------------------------------------  Officer and Director
Kurt Petersen, Ph.D.

/s/ CATHERINE A. SMITH                                    Vice-President of Finance and    June 8, 2000
--------------------------------------------------------  Chief Financial Officer
Catherine A. Smith                                        (Principal Financial and
                                                          Accounting Officer)

*                                                         Director                         June 8, 2000
--------------------------------------------------------
Gerald S. Casilli

*                                                         Director                         June 8, 2000
--------------------------------------------------------
Cristina H. Kepner

*                                                         Director                         June 8, 2000
--------------------------------------------------------
Ernest Mario, Ph.D.

*                                                         Director                         June 8, 2000
--------------------------------------------------------
Dean O. Morton

*                                                         Director                         June 8, 2000
--------------------------------------------------------
Hollings C. Renton

*By: /s/ THOMAS L. GUTSHALL
---------------------------------------------------
Thomas L. Gutshall, Attorney-in-fact


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT INDEX


 EXHIBIT
  NUMBER                       DESCRIPTION OF DOCUMENT
-------------------------------------------------------------------------
 *1.1        Form of Underwriting Agreement
 *3.1        Amended and Restated Articles of Incorporation
 *3.2        Amended and Restated Bylaws
  4.1        Reference is made to Exhibits 3.1 and 3.2
 *4.2        Specimen Common Stock Certificate
  5.1++      Opinion of Heller Ehrman White & McAuliffe LLP
*10.1        Standard Industrial Lease, dated October 21, 1997, between
             Cepheid and Marin County Employees Retirement Association.
*10.2        Consent of Landlord and Lease Agreement among Cepheid, AMB
             Property, L.P. and SIMCO Electronics, dated March 18, 2000.
*10.3        1997 Stock Option Plan, as amended
*10.4        2000 Employee Stock Purchase Plan
*10.5        2000 Non-Employee Director's Stock Option Plan
*10.6        Form of Indemnification Agreement between Cepheid and its
             officers and directors.
*10.7        Promissory Note, dated June 4, 1997 between Cepheid and M.
             Allen Northrup, Ph.D.
*10.8        Amended and Restated Investor Rights Agreement, dated
             January 21, 2000 among Cepheid and certain shareholders of
             Cepheid.
*10.9+       License Agreement, dated January 16, 1996, between Cepheid and The Regents of the University of California, Lawrence
             Livermore National Laboratory.
*10.10+      Letter Agreement, dated January 10, 2000, between Cepheid
             and Fisher Scientific Company LLC.
*10.11+      Development and Supply Agreement, dated November 17, 1998, between Cepheid and Innogenetics N.V.
*10.12       Joint Technology and Collaboration Agreement, dated February
             4, 2000, among Cepheid, Aridia Corp. and Infectio Diagnostic
             (I.D.I.) Inc.
*10.13       Shareholders Agreement, dated February 4, 2000, among
             Cepheid, Aridia Corp. and Infectio Diagnostic (I.D.I.) Inc.
*10.14+      License and Supply Agreement, dated February 4, 2000,
             between Cepheid and Aridia Corp.
*10.15+      License and Supply Agreement, dated February 4, 2000,
             between Aridia Corp. and Infectio Diagnostic (I.D.I.) Inc.
*10.16+      Thermal Cycler Supplier Agreement, dated April 15, 2000,
             between Cepheid and PE Biosystems, a division of PE
             Corporation
 23.1        Consent of Ernst & Young, LLP Independent Auditors.
 23.2        Consent of Heller Ehrman White & McAuliffe LLP. Reference is
             made to Exhibit 5.1.
*24.1        Power of Attorney. Reference is made to the signature page.
*27.1        Financial Data Schedule.


-------------------------
 * Previously filed.


 + Certain portions of these exhibits have been omitted pursuant to a request for confidential treatment filed with the SEC.


++ Replaces previously filed exhibit.

--------------------------------------------------------------------------------
II- 6